EXECUTION VERSION

Credit Agreement
dated as of February 28, 2020
by and among
Digital Turbine, Inc.,
a Delaware corporation,
Digital Turbine Media, Inc.,
a Delaware corporation,
and
Digital Turbine USA, Inc.,
a Delaware corporation,
Collectively, as Borrowers,
and
Western Alliance Bank,
as Bank
$25,000,000 Maximum Principal Amount

SMRH:4842-8303-7620.12

EXECUTION VERSION

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4.14	Other Obligations	17
4.15	Investment Company Act	17
4.16	Patents, Trademarks, Copyrights, and Intellectual Property, etc.	17
4.17	Environmental Condition	17
4.18	Solvency	17
4.19	Labor Matters	18
4.2	Reserved.	18
4.21	Brokers	18
4.22	Customer and Trade Relations	18
4.23	Material Contracts	18
4.24	Casualty	18
4.25	OFAC	18
4.26	Patriot Act	19
4.27	Purchase Agreement	19
4.28	Holding Company Status	19
ARTICLE V AFFIRMATIVE COVENANTS		19
5.1	Punctual Payments	19
5.2	Books and Records; Collateral Audits; Appraisals; Account Verification.	19
5.3	Collateral Reporting and Financial Statements	20
5.4	Existence; Preservation of Licenses; Compliance with Law	21
5.5	Insurance.	21
5.6	Assets	22
5.7	Taxes and Other Liabilities	22
5.8	Notices to Bank	22
5.9	Banking Relationship	23
5.1	Further Assurances	23
5.11	Cash Management Services	23
5.12	Environment	23
5.13	Additional Collateral	24
5.14	Guarantors	24
ARTICLE VI NEGATIVE COVENANTS		24
6.1	Use of Funds; Margin Regulation.	24
6.2	Debt	25
6.3	Liens	25
6.4	Merger, Consolidation, Transfer of Assets	25
6.5	Reserved.	25
6.6	Sales and Leasebacks	25
6.7	Dispositions	25
6.8	Investments	25
6.9	Character of Business	25
6.1	Restricted Payments	25
6.11	Guarantee	25
6.12	Transactions with Affiliates	26
6.13	Stock Issuance	26
6.14	Financial Condition	26

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6.15	OFAC	26
6.16	[Reserved]	26
6.17	Fiscal Year.	27
6.18	Burdensome Agreements	27
6.19	Amendments of Certain Documents	27
6.2	Limitations on Holdings	27
ARTICLE VII EVENTS OF DEFAULT AND REMEDIES		27
7.1	Events of Default	27
7.2	Remedies	29
7.3	Appointment of Receiver or Trustee	29
7.4	Power of Attorney	29
7.5	Remedies Cumulative	30
ARTICLE VIII MISCELLANEOUS		30
8.1	Notices	30
8.2	No Waivers	30
8.3	Expenses; Documentary Taxes; Indemnification.	30
8.4	Amendments and Waivers	32
8.5	Successors and Assigns; Participations; Disclosure.	32
8.6	Confidentiality	33
8.7	Counterparts; Integration	34
8.8	Severability	34
8.9	Knowledge	34
8.1	Additional Waivers.	34
8.11	Destruction of Borrowers' Documents	35
8.12	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; CLASS ACTION WAIVER.	35
8.13	Reference Provision	36
8.14	Revival and Reinstatement of Obligations	37
8.15	Updating Disclosure Schedules	38
8.16	Patriot Act Notification	38
8.17	Joint Borrower Provisions	38

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Exhibits and Schedules
Schedule A    Definitions and Construction
Schedule B    Closing Conditions
Schedule 4.1    Legal Status
Schedule 4.7    Litigation
Schedule 4.9(a)    Ownership of Borrowers
Schedule 4.9(b)    Ownership of Subsidiaries
Schedule 4.12    Employee Benefit Plans
Schedule 4.16    Intellectual Property Disclosures
Schedule 4.19    Labor Matters
Schedule 4.21    Brokers
Schedule 4.23    Material Contracts

Exhibit 1.2(c)    Form of Notice of Prepayment
Exhibit 1.4(b)    Form of Notice of Borrowing
Exhibit 5.3(c)    Form of Compliance Certificate

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SUMMARY OF CREDIT TERMS

Credit Agreement Section	Credit Terms
Section 1.1 – Revolving Credit Commitment	$5,000,000
Section 1.1 – Revolving Loans Maturity Date	February 28, 2025
Section 1.2(a) – Term Loan Commitment	$20,000,000
Section 1.2(b) – Term Loan Amortization Payments	Payment 1 - $250,000 Payments 2 through 8 - $500,000 Payments 9 through 12 - $750,000 Payments 13 through 16 - $1,000,000 Payment 17 and each payment thereafter - $1,250,000
Section 1.2(c) – Term Loan Maturity Date	February 28, 2025
Section 1.3(a)(i) – Applicable Margin for Revolving Loans	3.75% per annum
Section 1.3(a)(ii) – Applicable Margin for the Term Loan	3.75% per annum
Section 1.10(a) – Revolving Credit Facility Fee	$10,000
Section 1.10(a) – Term Loan Commitment Fee	$150,000
Section 1.1 – Credit Card Line Sublimit	$500,000
Section 2.1(a) – Letter of Credit Sublimit	$300,000

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CREDIT AGREEMENT
This CREDIT AGREEMENT, dated as of February 28, 2020, is entered into between and among Digital Turbine, Inc., a Delaware corporation ("Holdings"), Digital Turbine Media, Inc., a Delaware corporation (“DT Media”), Digital Turbine USA, Inc., a Delaware corporation (“DT USA”, and, together with Holdings, DT Media, and DT USA, each, a "Borrower" and collectively, as "Borrowers"), and Western Alliance Bank, an Arizona corporation ("Bank"). Initially capitalized terms used in this Agreement have the meanings ascribed to such terms in Schedule A. In addition, interpretation of UCC terms, accounting terms, and other matters of construction are set forth in Schedule A.
A.    On the Closing Date (as hereinafter defined), DT Media shall acquire 100% of the common stock of Mobile Posse, Inc., a Delaware corporation ("Target") pursuant to that certain Stock Purchase Agreement, dated as of February 6, 2020 ("Purchase Agreement"), among DT Media, Target, and ACME Mobile, LLC, a Delaware limited liability company (the "Seller"), and Jonathan Jackson and Stephen Sincavage (collectively, the “Equityholders”). Such acquisition is referred to herein as the "Acquisition."
B.    Borrowers have requested that Bank provide to Borrowers a term loan in order to finance the Acquisition and a revolving credit facility for ongoing working capital, and Bank has agreed with such request, subject to the terms and conditions of this Agreement.
The parties hereto hereby agree as follows:
ARTICLE I
LOAN FACILITIES
1.1    Revolving Loans. Provided that no Event of Default or Default has occurred and is continuing, and subject to the other terms and conditions hereof, Bank agrees to make revolving loans ("Revolving Loans") to Borrowers, upon notice in accordance with Section 1.4(b), in an amount up to the Revolving Credit Commitment, from the Closing Date up to but not including the Revolving Loans Maturity Date, the proceeds of which shall be used only for the purposes allowed in Section 6.1(a), subject to the following conditions and limitations:
a.Each request for a Borrowing of a Revolving Loan shall be in a minimum amount of $50,000 (or such lesser amount as Bank, in its sole discretion, may from time to time permit) and, if in excess of such amount, in an integral multiple of $50,000 in excess of such amount (or such lesser amount that would cause Revolving Credit Usage to equal the Revolving Credit Commitment), provided that the aggregate principal amount of Revolving Credit Usage plus the Letter of Credit Usage plus the amounts outstanding under the Credit Card Lines after giving effect to any proposed Borrowing of a Revolving Loan shall not exceed the Revolving Credit Commitment;
b.Borrowers shall not be permitted to borrow, and Bank shall not be obligated to make, any Revolving Loans to Borrowers, unless and until all of the conditions for a Borrowing of a Revolving Loan set forth in Section 3.2 have been met; and
c.if, at any time or for any reason, (i) the aggregate amount of Revolving Credit Usage plus the Letter of Credit Usage plus the amount reserved under the Credit Card Line Sublimit exceeds the Revolving Credit Commitment, or (ii) the aggregate amount outstanding under the Credit Card Line Sublimit exceeds $500,000 (each, an "Overadvance"), Borrowers shall promptly, but in any event within one Business Day, pay to Bank, upon Bank's election and demand, in cash, the amount of such Overadvance to be used

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by Bank to repay outstanding Revolving Loans and/or amounts outstanding under the Credit Card Lines, as applicable.
d.Borrowers may, upon not less than three (3) Business Days’ prior written or telephonic notice confirmed in writing to Bank, at any time and from time to time terminate in whole or permanently reduce in part, together with the applicable Revolving Credit Termination Fee, the Revolving Credit Commitment in an amount up to the amount by which the Revolving Credit Commitment exceeds the Revolving Credit Usage at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Credit Commitment shall be in an aggregate minimum amount of $50,000 and integral multiples of $50,000 in excess of that amount. The Borrowers’ notice to Bank shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Credit Commitment shall be effective on the date specified in Borrowers’ notice.
Borrowers may repay and, subject to the terms and conditions hereof, reborrow Revolving Loans. All such repayments shall be without penalty or premium. On the Revolving Loans Maturity Date, Borrowers shall pay to Bank the entire unpaid principal balance of the Revolving Loans together with all accrued but unpaid interest thereon and other Obligations in respect thereto.
1.2    Term Loan.
a.Provided that no Event of Default or Default has occurred and is continuing, and subject to the other terms and conditions hereof, Bank agrees to make a term loan (the "Term Loan") to Borrowers on the Closing Date, in an amount equal to the Term Loan Commitment, the proceeds of which shall only be used for the purposes allowed in Section 6.1(b). Bank shall make the proceeds of the Term Loan available to Borrowers on the Closing Date by transferring same day funds pursuant to written disbursement instructions provided to Bank by Borrowers on the Closing Date.
b.Borrowers shall pay quarterly principal reduction payments on the Term Loan, each in the amount set forth in Section 1.2(b) of the Summary of Credit Terms. Each such payment shall be due and payable on the fifth day following the end of each Fiscal Quarter following the Closing Date, commencing July 6th, 2020 and continuing on the fifth day following the end of each succeeding Fiscal Quarter. On the Term Loan Maturity Date, Borrowers shall pay to Bank the entire unpaid principal balance of the Term Loan together with all accrued but unpaid interest thereon.
c.Borrowers may, upon prior written Notice of Prepayment given by the Authorized Officer of Administrative Borrower, by facsimile or other electronic transmission, or personal service delivered to Bank at the address set forth in the Notice of Prepayment, prepay the Term Loan at any time and from time to time, in whole or in part, together with the applicable Term Loan Prepayment Fee. Bank shall be given such notice no later than 11:00 a.m., Pacific time, on the fifth (5th) Business Day prior to such proposed prepayment. All such principal amounts repaid or prepaid may not be reborrowed. All voluntary prepayments under this Section 1.2(c) shall be applied in inverse order toward the remaining scheduled principal reduction payments owing under Section 1.2(b); provided that if Borrowers fail to timely provide Bank with prior written notice of such voluntary prepayment in accordance with this Section 1.2(c), then the prepayment shall be applied on a pro rata basis toward the scheduled principal reduction payments owing under Section 1.2(b), commencing with the second such payment due following the voluntary prepayment.
1.3    Interest Rates; Payments of Interest.
a.Interest Rate Options.

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i.Revolving Loans. Subject to the terms and conditions hereof, all Revolving Loans shall bear interest at a per annum rate equal to LIBOR plus the Applicable Margin set forth in Section 1.3(a)(i) of the Summary of Credit Terms.
ii.Term Loan. Subject to the terms and conditions hereof, the Term Loan shall bear interest at a per annum rate equal to LIBOR plus the Applicable Margin set forth in Section 1.3(a)(ii) of the Summary of Credit Terms.
b.Default Rate. Upon the occurrence and during the continuance of an Event of Default, in addition to and not in substitution of any of Bank's other rights and remedies with respect to such Event of Default, at the option of Bank the entire unpaid principal balance of the Loans shall bear interest at the otherwise applicable rate(s) plus 400 basis points. In addition, interest, Expenses, the Fees, and other amounts due hereunder not paid when due shall bear interest at the otherwise applicable rate(s) plus 200 basis points until such overdue payment is paid in full.
c.Computation of Interest. All computations of interest shall be calculated on the basis of a year of 360 days for the actual days elapsed. In the event that the LIBOR announced is, from time to time, changed, adjustment in LIBOR shall be made as of 12:01 a.m. (Pacific time) on the first day of the applicable calendar month. Interest shall accrue from the Closing Date to the date of repayment of the Loans in accordance with the provisions of this Agreement; provided, however, if a Loan is repaid on the same day on which it is made, then 1 day's interest shall be paid on that Loan. Any and all interest not paid when due shall added to the principal balance of the applicable Loan and shall bear interest thereafter as provided for in Section 1.3(b).
d.Maximum Interest Rate. Under no circumstances shall the interest rate and other charges hereunder exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Bank has received interest and other charges hereunder in excess of the highest rate applicable hereto, such excess shall be deemed received on account of, and shall automatically be applied to reduce, FIRST, the Obligations, other than interest and Bank Product Obligations, in the inverse order of maturity, and SECOND, Bank Product Obligations, and the provisions hereof shall be deemed amended to provide for the highest permissible rate. If there are no Obligations outstanding, Bank shall refund to Borrowers such excess.
e.Payments of Interest. All accrued but unpaid interest on the Loans, calculated in accordance with this Section 1.3, shall be due and payable, in arrears, on each and every Interest Payment Date.
1.4    Notice of Borrowing Requirements.
a.Each Borrowing shall be made on a Business Day.
b.Each Borrowing shall be made upon a written Notice of Borrowing given by the Authorized Officer of Administrative Borrower, by facsimile or other electronic transmission, or personal service delivered to Bank at the address set forth in the Notice of Borrowing. Bank shall be given such notice no later than 11:00 a.m., Pacific time, on the Business Day prior to such proposed Borrowing. Such notice shall state the amount and purpose thereof (subject to the provisions of Section 1.1 and Section 1.2). Once given, a Notice of Borrowing shall be irrevocable and Borrowers shall be bound thereby.

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c.So long as all of the conditions for a Borrowing of a Loan set forth herein have been satisfied, Bank shall credit the proceeds of such Loan on the applicable Borrowing date into Borrowers’ Account, or as otherwise directed in writing by the Authorized Officer of Administrative Borrower.
1.5    Recovery of Additional Costs. If the imposition of or any Change in Law or the interpretation or application thereof by any court or administrative or governmental authority (including any request or policy not having the force of law) shall impose, modify or make applicable any taxes (except Excluded Taxes or Taxes addressed in Section 1.12), reserve requirements, capital adequacy requirements or other obligations which would (a)  increase the cost to Bank for extending or maintaining the credit facilities to which this Agreement relates, (b)  reduce the amounts payable to Bank under this Agreement or any Loan Documents, or (c) reduce the rate of return on Bank's capital as a consequence of Bank's obligations with respect to the credit facilities to which this Agreement relates, then Borrowers agree to pay to Bank such additional amounts as will compensate Bank therefor, within 15 days after Bank's written demand for such payment, which demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by Borrowers, which explanation and calculations shall be conclusive in the absence of manifest error; provided that Borrowers shall not be required to compensate Bank pursuant to the foregoing provisions for any increased costs incurred or reductions suffered more than three (3) months prior to the date that Bank notifies Borrowers of the Change in Law giving rise to such increased costs or reductions and of Bank's intention to claim compensation therefor.
1.6    Notes; Statements of Obligations. The Revolving Loans and Borrowers' obligation to repay the same shall be evidenced by the Revolving Loans Note, this Agreement and the books and records of Bank. The Term Loan and Borrowers' obligation to repay the same shall be evidenced by the Term Note, this Agreement and the books and records of Bank. Bank shall render monthly statements of the Loans to Borrowers, including statements of all principal and interest owing on the Loans, and all Fees and Expenses owing, and such statements shall be presumed to be correct and accurate and constitute an account stated between Borrowers and Bank unless, within 30 days after receipt thereof by Borrowers, Borrowers deliver to Bank, at the address specified in Section 8.1, written objection thereof specifying the error or errors, if any, contained in any such statement.
1.7    Holidays. Any principal or interest in respect of the Loans which would otherwise become due on a day other than a Business Day, shall instead become due on the next succeeding Business Day and such adjustment shall be reflected in the computation of interest; provided, however, that in the event that such due date shall, subsequent to the specification thereof by Bank, for any reason no longer constitute a Business Day, Bank may change such specified due date in accordance with this Section 1.7.
1.8    Time and Place of Payments.
a.All payments due hereunder shall be made available to Bank in immediately available Dollars, not later than 12:00 p.m., Pacific time, on the day of payment, to the following address or such other address as Bank may from time to time specify by notice to Borrowers:
Western Alliance Bank

600 Anton Boulevard, Suite 150

Costa Mesa, CA 92626

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b.Borrowers agree that (i) Bank shall be entitled to debit Borrowers’ Account (as may be updated from time to time with the consent of Borrowers) maintained with Bank to make any payment required to be made by any Borrower or Borrowers under any Loan Document on the date such payment is due and (ii) to the extent there are insufficient funds in such account to cover any payments required to be made by such Borrower or Borrowers under any Loan Document, Borrowers shall wire transfer the amount of such insufficiency to such deposit account as Bank shall notify Administrative Borrower in writing from time to time within a reasonable time prior to the date such payment is due.
c.In addition, Borrowers hereby authorize Bank at its option, without prior notice to Borrowers, to advance a Revolving Loan for any payment past due hereunder, including principal and interest owing on the Loans, the Fees and all Expenses, and to pay the proceeds of such Revolving Loan to Bank for application toward such due or past due payment.
1.9    Mandatory Principal Reductions.
a.Dispositions. Except as otherwise provided in Section 1.9(e), Borrowers shall pay to Bank, on the first Business Day following Borrowers' receipt thereof, 100% of the Net Proceeds derived from each and all of its Dispositions other than Permitted Dispositions; provided, however, in accordance with Section 6.7, Borrowers shall not conduct or consummate any Dispositions other than Permitted Dispositions. Bank shall apply such Net Proceeds in accordance with Section 1.9(f).
b.Excess Cash Flow. Beginning with the Fiscal Year ending March 31, 2021, within thirty (30) days after the earlier to occur of (x) the delivery of financial statements pursuant to Section 5.3(e) and (y) the date financial statements were required to be delivered pursuant to Section 5.3(e), Borrowers shall prepay an aggregate principal amount of the Loans equal to the excess (if any) of (A) the Excess Cash Flow Recapture Percentage of Excess Cash Flow for the Fiscal Year covered by such financial statements, less (B) the aggregate principal amount of the Term Loan optionally prepaid pursuant to Section 1.2(c) during the most recently completed Fiscal Year to which such financial statements refer, but only to the extent such prepayments are funded with internally generated cash flow (and not with the proceeds of any equity or debt financing).
c.Issuance of Subordinate Debt and/or Ownership Interests. Borrowers shall also pay to Bank 100% of the Net Proceeds from the issuance of (x) any additional Subordinate Debt other than Permitted Debt and/or (y) any Ownership Interests other than Permitted Equity Issuances, issued by Borrowers; provided that Borrowers shall not issue any additional Subordinate Debt that is not Permitted Debt, and Borrowers shall not issue any additional Ownership Interests that are not Permitted Equity Issuances, without (i) the prior written consent of Bank, (ii) in the case of Subordinate Debt, execution and delivery of a Subordination Agreement with respect thereto, in form and substance satisfactory to Bank in its sole and absolute discretion, and (iii) in the case of Ownership Interests, as applicable, compliance with Section 5.10(a) of the Security Agreement. Bank shall apply such Net Proceeds owed for prepayment in accordance with Section 1.9(f).
d.Extraordinary Receipts. Except as otherwise provided in Section 1.9(e), Borrowers shall also pay to Bank, on the first Business Day following Borrowers' receipt thereof, 100% of the Net Proceeds from all Extraordinary Receipts. Bank shall apply any such Extraordinary Receipts in accordance with Section 1.9(f).
e.Reinvestment. Notwithstanding the foregoing, with respect to the aggregate amount of such Net Proceeds from any one Disposition or Extraordinary Receipt or a series of related Dispositions or Extraordinary Receipts that does not exceed $500,000, if Borrowers shall have delivered to Bank within

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thirty (30) days from the receipt of such Net Proceeds a certificate of the Authorized Officer of Administrative Borrower to the effect that Borrowers intend to apply such Net Proceeds (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds, to either (x) acquire Equipment or other tangible Assets to be used in the business of Borrowers or (y) to the extent permitted hereunder or by the Security Agreement, restore real or personal property that is the subject of the applicable insurance proceeds, and certifying that no Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this Section 1.9 in respect of such Net Proceeds in an aggregate amount not to exceed such $500,000 limit, as specified in such certificate; provided, further, that to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 180 day period, a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied.
f.Application of Net Proceeds and Extraordinary Receipts. Except as otherwise required under Section 10.9 of the Security Agreement, all Net Proceeds, and Extraordinary Receipts received by Bank pursuant to this Section 1.9 shall be applied:
i.FIRST toward the remaining principal payments owing on the Term Loan under Section 1.2(b) in inverse order until paid in full; and
ii.SECOND toward the Revolving Credit Usage until paid in full.
1.10    Fees. Borrowers shall pay to Bank:
a.A fee with respect to the Revolving Loans (the "Revolving Credit Facility Fee") in the amount set forth in Section 1.10(a) of the Summary of Credit Terms, and a fee with respect to the Term Loan (the "Term Loan Commitment Fee") in the amount set forth in Section 1.10(a) of the Summary of Credit Terms. The Revolving Credit Facility Fee shall be due and payable on each anniversary of the Closing Date, and the Term Loan Commitment Fee shall be fully earned and nonrefundable, and shall be due and payable on the Closing Date.
b.In the case of any reduction or termination of the Revolving Credit Commitment, such reduction or termination (whether or not voluntary, mandatory, as a result of the acceleration of the Obligations or otherwise), shall be accompanied by a termination fee (the “Revolving Credit Termination Fee”) in the amount of (i) one half of one percent (0.50%) of the amount in which the Revolving Credit Commitment is reduced by such reduction or termination, if such reduction or termination occurs on or prior to the first anniversary of the Closing Date, and (iii) zero percent (0%) of the Revolving Credit Commitment if reduced or terminated thereafter.
c.In the case of any prepayment of the Term Loan other than pursuant to Section 1.9(b) in the case of an Excess Cash Flow payment (a “Non-ECF Prepayment”), such Non-ECF Prepayment (whether or not voluntary, mandatory, as a result of the acceleration of the Obligations or otherwise), shall be accompanied by a prepayment fee (the “Term Loan Prepayment Fee”) in the amount of (i) two percent (2.00%) of the amount prepaid if such Non-ECF Prepayment is made on or prior to the first anniversary of the Closing Date, provided that such fee shall not apply unless and until the aggregate Non-ECF Prepayment amount prepaid during such period exceeds $2,000,000, in which case such fee shall apply to all Non-ECF Prepayment amounts prepaid during such period, (ii) one percent (1.00%) of the amount prepaid if such Non-ECF Prepayment is made after the first anniversary of the Closing Date and on or prior to the second (2nd) anniversary of the Closing Date, provided that such fee shall not apply unless and until the aggregate Non-ECF Prepayment amount prepaid during such period exceeds $2,000,000, in which case such fee shall apply to all Non-ECF Prepayment amounts prepaid during such period, and (iii) zero percent (0%) of the

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amount prepaid if such Non-ECF Prepayment is made thereafter. For the avoidance of doubt, any prepayment of the Term Loan pursuant to Section 1.9(b) shall be made without prepayment fee, penalty or premium.
d.An unused line fee (the “Unused Line Fee”) equal to the product of one-tenth of one percent (0.10%) per annum times the result of (i) the aggregate amount of the Revolving Credit Commitment, less (ii) the Average Revolving Credit Usage during the immediately preceding Fiscal Month (or portion thereof), which Unused Line Fee shall be due and payable, in arrears, on the first day of each Fiscal Month, from and after the Closing Date up to the first day of the Fiscal Month prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full.
e.If any certificate, financial report, financial statement, or any other certificate, statement or report due hereunder or under any Loan Document is not delivered to Bank when due hereunder, in addition to and not in substitution of any of Bank's other rights and remedies with respect to such non-delivery, Borrowers shall pay to Bank, upon Bank's election given by written notice to Borrowers, a late delivery fee (the "Late Delivery Fee") in the amount of $500 per month for any and all such late deliveries in the aggregate. The Late Delivery Fee shall be due and payable monthly on each Interest Payment Date until such overdue certificate, statement or report is delivered to Bank in the form required hereunder or under the applicable Loan Document. The Late Delivery Fee is to compensate Bank for (i) the increased risk resulting from Bank's inability to monitor and service the Loans using up-to-date information and (ii) the reduced value and liquidity of the Loans as a financial asset.
1.11    Protective Advances. Borrowers hereby authorize Bank, from time to time in Bank's sole discretion, (A) after the occurrence and during the continuance of an Event of Default or Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 3.2 are not satisfied, to make Revolving Loans to Borrowers in an aggregate amount not to exceed 10% of the Revolving Credit Commitment that Bank, in its discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of repayment of the Obligations, or (3) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement and/or any Loan Document, including Expenses (any of the Revolving Loans described in this Section 1.11 shall be referred to as “Protective Advances”). Each Protective Advance shall be deemed to be a Revolving Loan hereunder. The Protective Advances shall be repayable on demand, secured by the Collateral, constitute Obligations hereunder, and bear interest at the interest rate applicable for Revolving Loans. The provisions of this Section 1.11 are for the exclusive benefit of Bank and are not intended to benefit Borrowers in any way..
1.12    Taxes on Payments.
(a)All payments in respect of the Obligations shall be made free and clear of and without any deduction or withholding for or on account of any present and future taxes, levies, imposts, deductions, charges, withholdings, assessments or governmental charges, and all liabilities with respect thereto, imposed by the United States of America, any foreign government, or any political subdivision or taxing authority thereof or therein, excluding any Excluded Taxes (all such non-Excluded Taxes being hereinafter referred to as "Taxes"). If any Taxes are imposed and required by law to be deducted or withheld from any amount payable to Bank, then Borrowers shall (i) increase the amount of such payment so that Bank will receive a net amount (after deduction of all Taxes) equal to the amount due hereunder, and (ii) pay such Taxes to the appropriate taxing authority for the account of Bank prior to the date on which penalties attach thereto or interest accrues thereon; provided, however, if any such penalties or interest shall become due, Borrowers shall make prompt payment thereof to the appropriate taxing authority. Borrowers shall indemnify Bank for the full amount of Taxes (including penalties, interest, expenses and Taxes arising from or with respect to any indemnification payment) arising therefrom or with respect thereto, whether or not the Taxes were correctly or legally asserted. This indemnification shall be made on demand.

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(b)Bank or any other assignee or participant thereof that is a "United States person" within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall at the time it acquires an interest in the Obligations provide Borrowers with a duly executed IRS Form W-9 and such other documentation required by applicable law or reasonably requested by the Borrowers to show exemption from United States federal withholding taxes. Any assignee or participant of the Bank that is not a "United States person" within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall provide Borrowers at the time it acquires an interest in the Obligations with a duly executed IRS Form W-8BEN, W-8BEN-E, W-8ECI, or W-8IMY (with applicable attachments) to qualify for an exemption from United States federal withholding taxes and if the such person is relying on claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a duly executed certificate of an applicable officer to the effect that such Person is not a "bank" within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a "10 percent shareholder" of any Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, or a "controlled foreign corporation" related to such Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code (a "U.S. Tax Compliance Certificate") and (y) executed copies of IRS Form W-8BEN or IRS Form W‑8BEN-E. If a payment made to Bank or any assignee or participant thereof under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Person shall deliver to the Borrowers at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrowers as may be necessary for the Borrowers to comply with their obligations under FATCA and to determine that such Person has complied with such Person's obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 1.12(b), "FATCA" shall include any amendments made to FATCA after the date of this Agreement. Bank and any assignee or participant agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers in writing of its legal inability to do so.
(c)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 1.12 (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 1.12(c) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 1.12(c), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 1.12(c) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 1.12(c) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(d)Each party's obligations under this Section 1.12 shall survive the repayment, satisfaction or discharge of all the Loans and the termination of this Agreement.

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1.13    Replacement of LIBOR.
(a)Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if Bank determines (which determination shall be conclusive absent manifest error), or the Administrative Borrower notifies Bank that the Borrowers have determined, that: (i) adequate and reasonable means do not exist for ascertaining LIBOR, including because The Wall Street Journal does not publish the LIBOR on a current basis and such circumstances are unlikely to be temporary; or (ii) the administrator of the ICE Benchmark Administration Data Service or a Governmental Authority having jurisdiction over Bank has made a public statement identifying a specific date after which LIBOR shall no longer be made available, or used for determining the interest rate of loans (such specific date, the "Scheduled Unavailability Date"), or (iii) loans that are being executed at or about the same time of the execution of this Agreement, or that include language similar to that contained in this Section 1.13, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by Bank or receipt by Bank of such notice, as applicable, Bank with the written consent of the Borrowers may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a "LIBOR Successor Rate"), together with any proposed LIBOR Successor Rate Conforming Changes (as defined below) and any such amendment shall become effective at 5:00 p.m. (Pacific time) on the fifth Business Day after Bank shall have posted such proposed amendment (which shall have been approved in writing by the Borrowers) to the Borrowers.
(b)If no LIBOR Successor Rate has been determined and the circumstances under clause (a)(i) above exist or the Scheduled Unavailability Date has occurred (as applicable), Bank will promptly so notify the Borrowers. Thereafter, the obligation of the Bank to make or maintain Loans based on LIBOR shall be suspended. Upon receipt of such notice, any Borrower may revoke any pending request for a borrowing Loans.
(c)Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero.
(d)As used above: "LIBOR Successor Rate Conforming Changes" means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of Bank and the Borrowers, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by Bank in a manner substantially consistent with market practice (or, if Bank determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as Bank determines in consultation with the Borrowers).
ARTICLE II
LETTERS OF CREDIT
2.1    Letters of Credit.
(a)    Provided that no Event of Default or Default is continuing and subject to the other terms and conditions hereof, Bank agrees to issue Letters of Credit for the account of Borrowers in such form as may be approved from time to time by Bank, subject to the following limitations:

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(i)    The face amount of the Letter of Credit if and when issued must not cause the sum of the aggregate principal amount outstanding of all Revolving Loans plus the Letter of Credit Usage plus the amount reserved under the Credit Card Line Sublimit to exceed the Revolving Credit Commitment;
(ii)    The face amount of the Letter of Credit if and when issued must not cause the Letter of Credit Usage to exceed the Letter of Credit Sublimit;
(iii)    The Letter of Credit may not have an expiry date or draw period which extends beyond (A) the first anniversary of the issuance date or the latest renewal nor (B) the date which is 30 days prior to the Revolving Loans Maturity Date; and
(iv)    The conditions specified in Section 3.2 shall have been satisfied on the date of issuance of such Letter of Credit.
(b)    Each Letter of Credit shall (i) be denominated in Dollars, and (ii) be a standby letter of credit issued to support obligations for the general corporate purposes of Borrowers, contingent or otherwise, in the ordinary course of business.
(c)    Each Letter of Credit shall be subject to the Uniform Customs or the ISP, as determined by Bank, in its Permitted Discretion, and, to the extent not inconsistent therewith, the laws of the State of New York.
(d)    Bank shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause Bank to exceed any limits imposed by its organizational or governing documents or by any Applicable Law or determination of an arbitrator or a court or other Governmental Authority to which Bank is subject.
(e)    Any request to renew the expiry date of any Letter of Credit shall be made no less than 45 days prior to the then current expiry date.
2.2    Procedure for Issuance of Letters of Credit. Administrative Borrower may request that Bank issue a Letter of Credit at any time prior to the date which is 30 days prior to the Revolving Loans Maturity Date by delivering to Bank a Letter of Credit Application at its address for notices specified herein therefor, completed to the satisfaction of Bank, together with such other certificates, documents and other papers and information as Bank may request. Upon receipt of any Letter of Credit Application, Bank will process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall Bank be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by Bank and Borrowers. Bank shall furnish a copy of such Letter of Credit to Borrowers promptly following the issuance thereof.
2.3    Fees, Commissions and Other Charges.
(a)    With respect to each and every Letter of Credit, Borrowers shall pay to Bank, fees in an amount equal to (i) the greater of (A) the face amount of such Letter of Credit times 2% per annum, pro-rated for the tenor of such Letter of Credit on the basis of a year of 360 days and (B) $500, together with (ii) (A) upon the issuance of such Letter of Credit, a courier fee of $30 and (B) upon each renewal thereof,

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a processing fee of $250 (collectively, the "Letter of Credit Fees"). The Letter of Credit Fees shall be due and payable upon issuance of the applicable Letter of Credit, and if applicable, upon each renewal thereof.
(b)    In addition to the foregoing, Borrowers shall pay or reimburse Bank for such normal and customary costs and expenses as are reasonably incurred or charged by Bank in issuing, effecting payment under, renewing, amending or otherwise administering any Letter of Credit.
2.4    Reimbursement Obligations.
(a)    Borrowers shall reimburse Bank on the next Business Day on which a draft is presented under any Letter of Credit and paid by Bank, provided that Bank provides notice to Administrative Borrower prior to 11:00 a.m., Pacific time, on such Business Day and otherwise Borrowers shall reimburse Bank on the second Business Day thereafter; provided, further, that the failure to provide such notice shall not affect Borrowers' absolute and unconditional obligation to reimburse Bank when required hereunder for any draft paid under any Letter of Credit. Bank shall provide notice to Administrative Borrower on such Business Day as a draft is presented and paid by Bank indicating the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other costs or expenses incurred by Bank in connection with such payment. Each such payment shall be made to Bank at its address specified on the signature pages hereof in Dollars and in immediately available funds.
(b)    Interest shall be payable on any and all amounts remaining unpaid by Borrowers under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding Revolving Loans, subject to Section 1.3(b), if applicable.
(c)    Each drawing under any Letter of Credit shall constitute a request by Borrowers to Bank for a Borrowing of a Revolving Loan. The date of such drawing shall be deemed the date on which such Borrowing is made.
2.5    Obligations Absolute.
(a)    Borrowers' obligations under this Article II shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which any Borrower may have or have had against Bank or any beneficiary of a Letter of Credit.
(b)    Each Borrower agrees with Bank that Borrowers' Reimbursement Obligations under Section 2.4 shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or (ii) any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or (iii) any claims whatsoever of any Borrower against the beneficiary of such Letter of Credit or any such transferee, provided, in each case, that payment by Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Bank under the circumstances in question as determined by a final, non-appealable judgment of a court of competent jurisdiction.
(c)    Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by Bank's gross negligence or willful misconduct.

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(d)    Each Borrower agrees that any action taken or omitted by Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in accordance with the standards of care specified in the UCC, shall be binding on such Borrower and shall not result in any liability of Bank to such Borrower.
2.6    Change in Law. If by reason of (a) any Change in Law, or (b) compliance by Bank with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D:
(i)    any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or
(ii)    there shall be imposed on Bank any other condition regarding any Letter of Credit, and the result of the foregoing is to increase, directly or indirectly, the cost to Bank of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Bank may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Administrative Borrower, and Borrowers shall pay within 15 days after demand therefor, which demand shall be accompanied by an explanation of such additional cost or reduced receipt and a calculation in reasonable detail of the additional amounts payable by Borrowers, which explanation and calculations shall be conclusive in the absence of manifest error; provided that Borrowers shall not be required to compensate Bank pursuant to the foregoing provisions for any increased costs incurred or reductions suffered more than three (3) months prior to the date that Bank notifies Borrowers of the Change in Law giving rise to such increased costs or reductions and of Bank's intention to claim compensation therefor.
2.7    Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the responsibility of Bank to Borrowers in connection with such draft shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit. In determining whether to pay under any Letter of Credit, only Bank shall be responsible for determining that the documents and certificates required to be delivered under the Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.
2.8    Outstanding Letters of Credit Following Event of Default or on the Revolving Loans Maturity Date.
(a)    With respect to all Letters of Credit outstanding upon the occurrence of an Default or Event of Default, Borrowers shall either (i) replace such Letters of Credit, whereupon such Letters of Credit shall be canceled, with letters of credit issued by another issuer acceptable to the beneficiary of such Letter of Credit, or (ii) Cash Collateralize such Letters of Credit for so long as such Letters of Credit remain outstanding during the continuance of such Default or Event of Default.
(b)    With respect to all Letters of Credit outstanding on the Revolving Loans Maturity Date, Borrowers shall either (i) replace such Letters of Credit, whereupon such Letters of Credit shall be canceled, with letters of credit issued by another issuer acceptable to the beneficiary of such Letter of Credit, or (ii) Cash Collateralize such Letters of Credit until such time as no Letters of Credit remain outstanding,

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all draw periods with respect to all Letters of Credit have expired, and all Reimbursement Obligations with respect thereto have been paid in full in cash.
(c)    Each Borrower hereby grants to Bank a security interest in all cash collateral provided pursuant to Sections 2.8(a) and (b) to secure the Obligations. Amounts held in such cash collateral account shall be applied by Bank to the payment of drafts drawn under such Letters of Credit and the payment of customary costs and expenses charged or incurred by Bank in connection therewith, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations shall have been paid in full in cash, and the obligations of Bank hereunder have terminated, the balance, if any, in such cash collateral account shall be returned to Borrowers. Borrowers shall execute and deliver to Bank, such further documents and instruments as Bank may request to evidence the creation and perfection of the within security interest in such cash collateral account.
2.9    Letter of Credit Applications. In the event of any conflict between the terms of this Article II and the terms of any Letter of Credit Application, the terms of such Letter of Credit Application shall govern and control any such conflict.
ARTICLE III
CONDITIONS TO CLOSING
3.1    Conditions to Initial Loans. Bank's obligation to make the initial Loans is subject to and contingent upon the fulfillment of each of the conditions set forth in Schedule B to the satisfaction of Bank and its counsel.
3.2    Conditions to All Loans and Letters of Credit. Bank’s obligation hereunder to make any Loans (including the initial Loans), and/or to issue any Letters of Credit, is further subject to and contingent upon the fulfillment of each of the following conditions to the satisfaction of Bank in its Permitted Discretion:
a.(i) in the case of a Borrowing of a Revolving Loan, receipt by Bank of notice as required by Section 1.4(b), and (ii) in the case of a Letter of Credit, receipt by Bank of a Letter of Credit Application and the other papers and information required under Section 2.2;
b.in the case of a Borrowing of a Revolving Loan, the fact that, immediately after such Borrowing and after application of the proceeds thereof or after such issuance, the Revolving Credit Usage will not exceed the Revolving Credit Commitment;
c.the fact that, immediately before and after such Borrowing or issuance of Letter of Credit, as the case may be, no Event of Default or Default shall have occurred or be continuing; and
d.the fact that the representations and warranties of Borrowers contained in the Loan Documents shall be true in all material respects on and as of the date of such Borrowing, or issuance of Letter of Credit, as the case may be, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, and except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date.

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e.Each giving of a Notice of Borrowing hereunder and each acceptance by Borrowers of the proceeds of any Loan made hereunder shall, except as set forth in the Notice of Borrowing, be deemed to be a representation and warranty by Borrowers on the date of such notice or acceptance as to the facts specified in Sections 3.2(b) and 3.2(c).
3.3    Conditions Subsequent to All Loans and Letters of Credit. Bank’s obligation hereunder to make any Loans to Borrowers, and Bank’s obligation to issue any Letters of Credit, is further subject to and contingent upon the fulfillment of the following conditions subsequent to the satisfaction of Bank:
(a)    As soon as practicable but in any event no later than sixty (60) days following the Closing Date, Borrowers shall cause Target to comply with Section 5.9.
In the event that Borrowers shall fail to fulfill any or all of the conditions subsequent set forth in this Section 3.3 on or before the due dates indicated above to the satisfaction of Bank, in its sole and absolute discretion, each such failure shall constitute an Event of Default.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
In order to induce Bank to enter into this Agreement and to make Loans and/or issue any Letters of Credit, each Borrower represents and warrants to Bank that on the Closing Date and on the date of each Borrowing or issuance of a Letter of Credit:
4.1    Legal Status. Each Loan Party is the type of organization indicated in Schedule 4.1, and is duly organized and existing under the laws of the state of its organization, as indicated in Schedule 4.1. Each Loan Party has the power and authority to own its Assets and to transact the business in which it is engaged, and is properly licensed, qualified to do business and in good standing in every jurisdiction in which it is doing business where failure to so qualify would reasonably be expected to have a Material Adverse Effect, as set forth in Schedule 4.1. Each Loan Party has delivered to Bank or Bank's counsel accurate and complete copies of its Governing Documents which are operative and in effect as of the Closing Date.
4.2    No Violation; Compliance. The execution, delivery and performance of the Loan Documents and the Purchase Agreement to which each Loan Party is a party, and the consummation of the transactions contemplated hereby and thereby, are within such Loan Party's powers, are not in conflict with the terms of the Governing Documents of such Loan Party, and do not result in a breach of or constitute a default under any contract, obligation, indenture or other instrument to which such Loan Party is a party or by which such Loan Party is bound or affected, which breach or default would reasonably be expected to have a Material Adverse Effect. There is no law, rule or regulation (including Regulations T, U and X of the Federal Reserve Board), nor is there any judgment, decree or order of any court or Governmental Authority binding on any Loan Party which would be contravened by the execution, delivery, performance or enforcement of the Loan Documents and the Purchase Agreement to which any Loan Party is a party.
4.3    Authorization; Enforceability. Each Loan Party has taken all corporate, partnership or limited liability company, as applicable, action necessary to authorize the execution and delivery of the Loan Documents and the Purchase Agreement to which such Loan Party is a party, and the consummation of the transactions contemplated hereby and thereby. Upon their execution and delivery in accordance with the terms hereof, the Loan Documents and the Purchase Agreement to which each Loan Party is a party will constitute legal, valid and binding agreements and obligations of such Loan Party enforceable against such Loan Party in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, and similar laws and equitable principles affecting the enforcement of creditors' rights generally.

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4.4    Approvals; Consents. No approval, consent, exemption or other action by, or notice to or filing with, any Governmental Authority is necessary in connection with the execution, delivery, performance or enforcement of the Loan Documents and the Purchase Agreement except those that have been obtained or which the failure to obtain would not reasonably be expected to have a Material Adverse Effect. All requisite Governmental Authorities and third parties have approved or consented to the transactions contemplated by the Loan Documents and the Purchase Agreement, and all applicable waiting periods have expired, to the extent the failure to obtain such approval or consent, or satisfy such waiting period, would reasonably be likely to have a Material Adverse Effect, and all applicable waiting periods have expired and there is no governmental or judicial action, actual or threatened, that has or could have a reasonable likelihood of restraining, preventing or imposing materially burdensome conditions on the transactions contemplated by the Loan Documents and/or the Purchase Agreement.
4.5    Liens. Each Loan Party and each of the Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its Assets, free and clear of all Liens or rights of others, except for Permitted Liens.
4.6    Debt. Each Loan Party and each of the Subsidiaries has no Debt other than Permitted Debt.
4.7    Litigation. Except as set forth in Schedule 4.7, there are no suits, proceedings, claims or disputes pending or, to the Knowledge of Borrowers, threatened, against or affecting any Loan Party or any of any Loan Party's Assets, or any Subsidiary or any of such Subsidiary's Assets, which are not fully covered by applicable insurance and as to which no reservation of rights has been taken by the insurer thereunder.
4.8    No Default. No Event of Default or Default has occurred and is continuing or would result from the incurring of obligations by any Loan Party or any Subsidiary under this Agreement or the Loan Documents.
4.9    Capitalization.
a.Set forth on Schedule 4.9(a) is a complete and accurate list showing, as of the Closing Date, the number of shares of each class of Ownership Interests of Borrowers authorized, the number outstanding, and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by each Owner of each Borrower (except for any such Ownership Interests that are publicly-traded). Except as set forth on Schedule 4.9(a), as of the Closing Date, all of the outstanding Ownership Interests of Borrowers have been validly issued, are fully paid and non-assessable, and are owned by the Owner indicated on Schedule 4.9(a) (except for any such Ownership Interests that are publicly-traded), free and clear of all Liens (other than Permitted Liens), options, warrants, rights of conversion or purchase or any similar rights. Except as set forth on Schedule 4.9(a), as of the Closing Date no Borrower nor any Owner of any Borrower is a party to, or has Knowledge of, any agreement restricting the transfer or hypothecation of any Ownership Interests of such Borrower.
b.Set forth on Schedule 4.9(b) is a complete and accurate list showing, as of the Closing Date, all Subsidiaries of Borrowers and, as to each such Subsidiary, the jurisdiction of its organization, the number of shares of each class of Ownership Interests authorized (if applicable), the number outstanding on the Closing Date, and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by its Owner(s). Except as set forth on Schedule 4.9(b), as of the Closing Date all of the outstanding Ownership Interests of each Subsidiary of each Borrower owned (directly or indirectly) by such Borrower have been validly issued, are fully paid and non-assessable (to the extent applicable) and are owned by such Borrower or a Subsidiary of such Borrower, free and clear of all Liens (other than Permitted Liens), options, warrants, rights of conversion or purchase or any similar rights. Except as set forth on

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Schedule 4.9(b), as of the Closing Date no Borrower nor any Subsidiary of any Borrower is a party to, or has Knowledge of, any agreement restricting the transfer or hypothecation of any Ownership Interests of any Subsidiary, other than the Loan Documents. No Borrower and no Subsidiary of any Borrower owns or holds, directly or indirectly, any Ownership Interests of any Person other than such Subsidiaries and Permitted Investments.
4.10    Taxes. All tax returns required to be filed by each Loan Party and each of the Subsidiaries in any jurisdiction have in fact been filed, except for such tax returns where the failure to file would not reasonably be expected to have a Material Adverse Effect. All material taxes, assessments, fees and other governmental charges upon each Loan Party and each of the Subsidiaries or upon any of their Assets, income or franchises, which are due and payable have been paid, other than such taxes, assessments, fees and other governmental charges being contested in good faith by appropriate proceedings, and for which adequate reserves have been set aside with respect thereto as required by GAAP and, by reason of such contest or nonpayment, no property is subject to a material risk of loss or forfeiture. The provisions for taxes on the books of each Loan Party and each of the Subsidiaries are adequate for all open years, and for each Loan Party's and each of the Subsidiaries' current fiscal period.
4.11    Correctness of Financial Statements; No Material Adverse Change. All information and data in Financial Statements furnished by Borrowers to Bank in connection therewith, taken as a whole, are complete and correct in all material respects, and accurately and fairly present the financial condition and results of operations of Borrowers in all material respects as of their respective dates. Any forecasts of future financial performance delivered by Borrowers to Bank have been made in good faith and are based on reasonable assumptions and investigations by the Borrowers. Said Financial Statements delivered after the Closing Date have been prepared in accordance with GAAP, subject to year-end adjustments and the absence of footnotes. Since the date of such Financial Statements, there has been no change in any Loan Party's financial condition or results of operations, taken as a whole, sufficient to have a Material Adverse Effect. To Borrowers' Knowledge, no Loan Party has any contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate, except as disclosed in such statements, information, data or Schedule 2.8 of the Purchase Agreement.
4.12    ERISA. No Borrower and no member of the ERISA Group maintains or contributes to any Plan or Multiemployer Plan, other than those listed on Schedule 4.12. Each Borrower and each member of the ERISA Group have satisfied the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and Multiemployer Plan to which it is obligated to contribute. No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that would be reasonably expected to result in a Material Adverse Effect. No Borrower, no member of the ERISA Group, nor any fiduciary of any Plan is subject to any direct or indirect liability with respect to any Plan (other than to make regularly scheduled required contributions and to pay Plan benefits in the normal course and fiduciary duties applicable to such fiduciaries) under any applicable law, treaty, rule, regulation, or agreement. No Borrower and no member of the ERISA Group is required to provide security to any Plan under Section 401(a)(29) of the Internal Revenue Code. Each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.
4.13    Full Disclosure. Each Loan Party has disclosed to Bank all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. All information furnished in writing by or on behalf of any Loan Party and delivered to Bank in connection with this Agreement or the consummation of the transactions contemplated hereunder or thereunder (such information taken as a whole) does not, as of the time of delivery of such information, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading

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(excluding projections made by Borrowers in good faith and used by Borrowers internally which are forwarded to Bank for which Borrowers may represent and warrant that the same were prepared on the basis of information and estimates that Borrowers believed to be reasonable at the time made, and such projections do not constitute a representation or warranty that the results set forth therewith will be met; it being acknowledged and agreed by Bank that uncertainty is inherent in any forecasts, projections and other forward-looking information, projections as to future events or conditions are not to be viewed as facts, and the actual results during the period or periods covered by such forecasts may differ materially from the projected results).
4.14    Other Obligations. Neither any Loan Party nor any Subsidiary is in default on any (i) material Debt or (ii) any other lease, commitment, contract, instrument or obligation which is material to the operation of its business, other than defaults which individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
4.15    Investment Company Act. No Loan Party is an investment company, or a company controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended.
4.16    Patents, Trademarks, Copyrights, and Intellectual Property, etc. Except as set forth in Schedule 4.16, each Loan Party has all necessary patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights, copyrights, permits, and franchises in order for it to conduct its business and to operate its Assets, without known conflict with the rights of third Persons, and all of same are valid and subsisting, other than patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights, copyrights, permits, and franchises, the absence of which, and conflicts and imperfections in validity or subsistence, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Other than the Liens granted to Bank pursuant to the Loan Documents, the consummation of the transactions contemplated by this Agreement will not alter or impair any of such rights of any Loan Party or any Subsidiary. Except as set forth in Schedule 4.16, each Loan Party and each Subsidiary has not been charged or, to Borrowers' Knowledge, threatened to be charged with any infringement or, after due inquiry, infringed on any, unexpired trademark, trademark registration, trade name, patent, copyright, copyright registration, or other proprietary right of any Person, which either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
4.17    Environmental Condition. To Borrowers' Knowledge, (i) none of any Loan Party's or any Subsidiary's Assets has ever been used by any Loan Party or such Subsidiary or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, except in compliance, in all material respects, with federal, state or local environmental codes, ordinances, rules and regulations (the "Environmental Laws"); (ii) none of any Loan Party's or any Subsidiary's Assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute; (iii) no Lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by any Loan Party or any Subsidiary; and (iv) neither any Loan Party nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by any Loan Party or any Subsidiary resulting in the releasing or disposing of Hazardous Materials into the environment in violation of Environmental Laws, in each case, except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
4.18    Solvency. Each Borrower and each other Loan Party is Solvent. No transfer of property is being made by any Loan Party or any Subsidiary and no obligation is being incurred by any Loan Party or any Subsidiary in connection with the transactions contemplated by this Agreement or the Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party or any Subsidiary.

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4.19    Labor Matters. There are no strikes, lockouts, slowdowns or other material labor disputes against Borrowers pending or, to the Knowledge of Borrowers, threatened. The hours worked by and payments made to employees of Borrowers comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters except to the extent failure to comply would not reasonably be expected to result in a Material Adverse Effect. No Borrower has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar state Law which remains unpaid or unsatisfied. All payments due from Borrowers, or for which any claim may be made against Borrowers, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of Borrowers except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 4.19, no Borrower is a party to or bound by any collective bargaining agreement. There are no representation proceedings pending or, to Borrowers' Knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Borrower has made a pending demand for recognition that would reasonably be expected to result in a Material Adverse Effect. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Borrower pending or, to the Knowledge of Borrowers, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Borrower, which either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by this Agreement and the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Borrower is bound.
4.20    Reserved.
4.21    Brokers. Except as set forth on Schedule 4.21, no broker or finder brought about the obtaining, making or closing of the Loans or other extensions of credit contemplated by the Loan Documents, and no Borrower or Affiliate thereof has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith.
4.22    Customer and Trade Relations. There exists no actual or, to the Knowledge of Borrowers, threatened, termination or cancellation of, or any material adverse modification or change in the business relationship of any Borrower with any supplier material to its operations which either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.
4.23    Material Contracts. Schedule 4.23 attached hereto sets forth all Material Contracts to which each Borrower is a party or is bound. Borrowers are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract prior to the stated term.
4.24    Casualty. Neither the businesses nor the Assets of Borrowers or any of their Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
4.25    OFAC. No Loan Party (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive

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order, or is otherwise, to the Knowledge of the Loan Parties, associated with any such Person in any manner violative of such Section 2 of such executive order, or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.
4.26    Patriot Act. Each Loan Party is in compliance with the Patriot Act. No part of the proceeds of the Loans or the Letters of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
4.27    Purchase Agreement. Borrowers have provided to Bank true and correct copies of the Purchase Agreement, including true and correct copies of the final disclosure schedules referenced in and/or attached thereto. All of the conditions precedent to the "Closing" as defined in the Purchase Agreement have been fulfilled (or waived to the satisfaction of Bank) other than the payment of the purchase price due at such Closing. Immediately upon the funding of the initial Loans, the "Closing" under the Purchase Agreement shall be consummated in accordance with the terms and conditions thereof and all Applicable Laws, without material waiver of any term or condition thereof which has not been consented to by Bank.
4.28    Holding Company Status. Holdings is not engaged in any trade or business in violation of Section 6.20.

ARTICLE V
AFFIRMATIVE COVENANTS
Borrowers covenant and agree that from the Closing Date and thereafter until the payment, performance and satisfaction in full, in cash, of the Obligations (other than contingent indemnification obligations) and all of Bank’s obligations hereunder have been terminated and no Letters of Credit are outstanding, Borrowers shall:
5.1    Punctual Payments. Punctually pay the interest and principal on the Loans, the Fees and all Expenses and any other fees and liabilities due under this Agreement and the Loan Documents at the times and place and in the manner specified in this Agreement or the Loan Documents.
5.2    Books and Records; Collateral Audits; Appraisals; Account Verification.
a.Maintain, and cause each of the Subsidiaries to maintain, adequate books and records in accordance with GAAP, and permit any officer, employee or agent of Bank, at any time and from time to time, to inspect, audit and examine such books and records, and to make copies of the same; provided that, so long as no Event of Default exists, such inspections, audits and examinations shall occur during normal business hours and upon 3 days' prior notice.
b.Permit Bank (through any of its officers, employees, or agents), from time to time hereafter but no less frequently than once per Loan Year, to audit the Accounts in order to verify Borrowers' financial condition or the amount, quality, value, condition of, or any other matter relating to, the Accounts. In connection therewith, Borrowers shall pay to Bank its standard and customary audit fee which in any event shall not exceed $10,000 ("Audit Fee") for each audit plus all Expenses in connection therewith, payable

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upon demand; provided that, so long as no Event of Default exists, Borrowers shall not be responsible for reimbursing Bank for more than 1 such audit per Loan Year.
c.Whether or not an Event of Default exists, permit Bank at any time and from time to time, in the name of Bank or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of such Borrower by mail, telephone or otherwise. Borrowers shall cooperate fully with Bank in an effort to facilitate and promptly conclude any such verification process.
5.3    Collateral Reporting and Financial Statements. Deliver to Bank the following, all in form and detail satisfactory to Bank:
a.as soon as available but not later than 40 days after the end of each Fiscal Quarter, (i) a Consolidated internally prepared Financial Statement for Borrowers and the Subsidiaries which shall include Borrowers’ and the Subsidiaries’ Consolidated balance sheet as of the close of such period, and Borrowers’ and the Subsidiaries’ Consolidated statement of income and retained earnings and statement of cash flow for such period and year to date, in each case setting forth in comparative form, as applicable, the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, certified by an Authorized Officer of the Administrative Borrower, to the best of his or her Knowledge, as being complete and correct and fairly presenting in all material respects Borrowers’ and the Subsidiaries’ financial condition and results of operations for such period, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and (ii) an updated listing of all registrations (or applications for registration) each Loan Party has obtained to any new patentable inventions, filed trademarks, servicemarks, or copyrightable works;
b.as soon as available but not later than 30 days after the end of each Fiscal Month, a Consolidated internally prepared Financial Statement for Borrowers and the Subsidiaries which shall include Borrowers’ and the Subsidiaries’ Consolidated balance sheet as of the close of such period, and Borrowers’ and the Subsidiaries’ Consolidated statement of income and statement of cash flow for such period and year to date, in each case setting forth in comparative form, as applicable, the figures for the corresponding Fiscal Month of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, certified by an Authorized Officer of the Administrative Borrower, to the best of his or her Knowledge, as being complete and correct and fairly presenting in all material respects Borrowers’ and the Subsidiaries’ financial condition and results of operations for such period, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;
c.commencing with the first full Fiscal Quarter ending after the Closing Date, concurrently with the delivery of the Financial Statements pursuant to Section 5.3(a), a Compliance Certificate from an Authorized Officer of Administrative Borrower, stating, among other things, that he or she has reviewed the provisions of this Agreement and the Loan Documents and that, to the best of his or her Knowledge there exists no Event of Default or Default, and containing the calculations and other details necessary to demonstrate compliance with Section 6.14;
d.as soon as available but not later than sixty (60) days after the beginning of each Fiscal Year, an annual operating budget (including monthly balance sheet and statement of income, and statement of cash flows) for such Fiscal Year;
e.as soon as available but not later than 120 days after the end of the Fiscal Year ending March 31, 2021 and each Fiscal Year thereafter, a complete copy of Borrowers’ and the Subsidiaries’ Consolidated audited Financial Statements, which shall include at least Borrowers’ and the Subsidiaries’ balance sheet as of the close of such Fiscal Year, and Borrowers’ and the Subsidiaries’ statement of income

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and retained earnings and statement of cash flow for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, accompanied by a report and opinion of a certified public accountant selected by Borrowers and satisfactory to Bank, which report and opinion shall not be subject to any “going concern” or like qualification or exception or any qualifications or exceptions as to the scope of such audit;
f.promptly upon Bank’s reasonable request, copies of Borrowers' federal income tax returns prepared by a certified public accountant selected by Borrowers and satisfactory to Bank, and if any such tax returns are on extension, Borrowers shall promptly provide Bank evidence thereof but in any event no later than September 30 of the applicable year;
g.[reserved];
h.promptly upon receipt by Borrowers, copies of any and all formal reports and management letters submitted to Borrowers or any Subsidiary by any certified public accountant in connection with any examination of Borrowers' or any Subsidiary's financial records made by such accountant; and
i.from time to time, operating statistics, operating plans and any other information as Bank may reasonably request, promptly upon such request.
Documents required to be delivered pursuant to Section 5.3(a) or (e) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the earliest of the date (i) on which such documents or a link thereto are posted on Borrowers’ publicly available website on the world wide web; (ii) on which such documents are posted to the Securities and Exchange Commission’s (or any Governmental Authority succeeding to any or all of the functions of said Commission’s) website on the world wide web (including as part of any 10-K or 10-Q filing) or (iii) on which such documents are posted on Borrowers’ behalf on IntraLinks or any other website, if any, to which Bank has access (whether a commercial, third-party website or whether sponsored by Bank); provided that in each case Borrowers shall have notified Bank of the posting of such documents.
5.4    Existence; Preservation of Licenses; Compliance with Law. Preserve and maintain, and cause each Subsidiary to preserve and maintain, its corporate existence and good standing in the state of its organization, qualify and remain qualified, and cause each Subsidiary to qualify and remain qualified, as a foreign corporation in every jurisdiction except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect; and preserve, and cause each of the Subsidiaries to preserve, all of its licenses, permits, governmental approvals, rights, privileges and franchises required for its operations except where the failure to so preserve would not reasonably be expected to have a Material Adverse Effect; and comply, and cause each of the Subsidiaries to comply, with the provisions of its Governing Documents; and comply, and cause each of the Subsidiaries to comply, with the requirements of all Applicable Laws of any Governmental Authority having authority or jurisdiction over it except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect; and comply, and cause each of the Subsidiaries to comply, with all requirements for the maintenance of its business, insurance, licenses, permits, governmental approvals, rights, privileges and franchises except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.
5.5    Insurance.
a.Maintain, at Borrowers' expense, insurance respecting Borrowers’ and their Subsidiaries’ Assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses.

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Borrowers also shall maintain, with respect to Borrowers and their Subsidiaries, business interruption, public liability, and product liability insurance, as well as insurance against theft. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Bank. Borrowers shall deliver copies of all such policies or certificates thereof to Bank with satisfactory lender's loss payable endorsements (but only in respect of Collateral) and additional insured endorsements (with respect to general liability coverage). Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days' (or 10 days in the case of non-payment) prior written notice to Bank in the event of cancellation of the policy.
b.Copies of policies or certificates thereof reasonably satisfactory to Bank evidencing such insurance shall be delivered to Bank at least 30 days prior to the expiration of the existing or preceding policies. Borrowers shall give Bank prompt notice of any loss covered by such insurance. Upon the occurrence and during the continuance of an Event of Default, Bank shall have the exclusive right to adjust any losses payable under any such insurance policies, without any liability to Borrowers whatsoever in respect of such adjustments. Subject to the provisions of Section 1.9(e), any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Bank to be applied at the option of Bank either to the prepayment of the Obligations or shall be disbursed to Borrowers under staged payment terms reasonably satisfactory to Bank for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction. Borrowers shall, concurrently with the annual Financial Statements required to be delivered by Borrowers pursuant to Section 5.3(d), deliver to Bank, as Bank may reasonably request, copies of certificates describing all insurance of Borrowers and the Subsidiaries then in effect.
5.6    Assets. Maintain, keep and preserve, and cause each Subsidiary to maintain, keep and preserve, all of its Assets (tangible or intangible) which are necessary to its business in good repair and condition (normal wear and tear, and casualty excepted), and except where the failure to maintain, keep and preserve such Assets would not reasonably be expected to have a Material Adverse Effect and from time to time make necessary repairs, renewals and replacements thereto so that such Assets shall be fully and efficiently preserved and maintained.
5.7    Taxes and Other Liabilities. Pay and discharge when due, and cause each Subsidiary to pay and discharge when due, any and all assessments and taxes, both real or personal and including federal and state income taxes, other than (i) such taxes and assessments being contested in good faith by appropriate proceedings, and for which adequate reserves have been set aside with respect thereto as required by GAAP and, by reason of such contest or nonpayment, no property is subject to a material risk of loss or forfeiture, and (ii) assessments and taxes, both real or personal and including federal and state income taxes where the failure to pay would not reasonably be expected to result in a Material Adverse Effect.
5.8    Notices to Bank. Promptly, upon Borrowers acquiring Knowledge thereof, give written notice to Bank of:
a.all litigation affecting any Borrower or any Subsidiary where the amount in controversy is in excess of $600,000;
b.any material dispute which may exist between any Borrower or any Subsidiary, on the one hand, and any Governmental Authority, on the other;

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c.any labor controversy resulting in or threatening to result in a strike against any Borrower or any Subsidiary;
d.any written proposal received by any Borrower from any Governmental Authority to acquire the Assets or business of any Borrower or any Subsidiary, or to compete with any Borrower or any Subsidiary;
e.any reportable event under Section 4043(c)(5), (6) or (13) of ERISA with respect to any Plan, any decision to terminate or withdraw from a Plan, any finding made with respect to a Plan under Section 4041(c) or (e) of ERISA, the commencement of any proceeding with respect to a Plan under Section 4042 of ERISA, or any material increase in the actuarial present value of unfunded vested benefits under all Plans over the preceding year;
f.any written notice of a discharge of Hazardous Materials or environmental complaint received from any Governmental Authority or any other Person;
g.any material hazardous discharge from or affecting its premises not in compliance in all material respects with applicable Environmental Laws;
h.any Event of Default or Default; and
i.any other matter which has resulted or would reasonably be expected to result in a Material Adverse Effect.
5.9    Banking Relationship. Subject to Section 3.3(a) with respect to Target, use Bank or an Affiliate thereof for their primary banking needs, including, without limitation, any deposit or operating accounts, and cause each Domestic Subsidiary to use Bank or an Affiliate thereof for its primary banking needs, which shall include, without limitation, causing such Domestic Subsidiary (A) to open and maintain with Bank or an Affiliate thereof a deposit account, and (B) to deposit into such deposit account all cash receipts and proceeds received by or payable to such Domestic Subsidiary.
5.10    Further Assurances. Execute and deliver, or cause to be executed and delivered, upon the request of Bank and at Borrowers' expense, such additional documents, instruments and agreements as Bank may reasonably determine to be necessary or advisable to carry out the provisions of this Agreement and the Loan Documents, and the transactions and actions contemplated hereunder and thereunder.
5.11    Cash Management Services. Maintain its primary Cash Management Services with Bank.
5.12    Environment. Be and remain, and cause each Subsidiary and each operator of any of Borrowers' or any Subsidiary's Assets to be and remain, in compliance in all material respects with the provisions of all applicable Environmental Laws; promptly contain or remove any discharge of Hazardous Materials from or affecting its premises not in compliance in all material respects with applicable Environmental Laws, to the extent required by applicable Environmental Laws; promptly pay any fine or penalty assessed in connection therewith other than such fines or penalties being contested in good faith by appropriate proceedings, and for which adequate reserves have been set aside with respect thereto as required by GAAP and, by reason of such contest or nonpayment, no property is subject to a material risk of loss or forfeiture; permit Bank to inspect the premises, to conduct tests thereon, and to inspect all books, correspondence, and records pertaining thereto; provided that, so long as no Event of Default exists, such inspections shall occur during normal business hours and upon 3 day's prior notice; and at Bank's reasonable request, and at Borrowers' expense, provide a report of a qualified environmental engineer, satisfactory in scope, form

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and content to Bank, and such other and further assurances reasonably satisfactory to Bank that the condition has been corrected.
5.13    Additional Collateral. With respect to any material Assets (or any interest therein) acquired after the Closing Date by any Loan Party that are of a type covered by the Lien created by any of the Loan Documents but which are not so subject, promptly (and in any event within 30 days after the acquisition thereof): (i) execute and deliver, or cause such Loan Party to execute and deliver, to Bank such amendments to the relevant Loan Documents or such other documents as Bank shall deem in its Permitted Discretion necessary or advisable to grant to Bank a Lien on such Assets (or such interest therein), (ii) take all actions, or cause such Loan Party to take all actions, necessary or advisable to cause such Lien to be duly perfected in accordance with all Applicable Laws, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by Bank, (iii) if reasonably requested by Bank, deliver to Bank legal opinions relating to the matters described in the immediately preceding clauses (i) and (ii), which opinions shall be in form and substance, and from counsel, reasonably satisfactory to Bank, and (iv) if reasonably requested by Bank, deliver to Bank evidence of insurance as required by Section 5.5.
5.14    Guarantors. Cause each and every now existing and hereafter acquired or formed Domestic Subsidiaries, other than a CFC Holdco, to become a Guarantor, and execute and deliver to Bank each of the following, concurrent with any such acquisition or formation:
a.a Facility Guaranty;
b.a joinder to the Security Agreement in the form of Annex 2 thereto;
c.a supplement to the Intercompany Subordination Agreement in the form of Annex 1 thereto; and
d.such other agreements, instruments and documents as Bank shall reasonably request in connection therewith.
For the avoidance of doubt, notwithstanding any other provision of this Agreement or other Loan Document, neither a CFC nor a CFC Holdco shall be required to guaranty the Obligations nor shall more than 65% of the stock of any first-tier CFC or CFC Holdco be required to be pledged for the Obligations, and none of the stock owned by any lower-tier CFC or CFC Holdco shall be required to be pledged.
ARTICLE VI
NEGATIVE COVENANTS
Borrowers further covenant and agree that from the Closing Date and thereafter until the payment, performance and satisfaction in full, in cash, of the Obligations (other than contingent indemnification obligations), and all of Bank’s, obligations hereunder have been terminated and no Letters of Credit are outstanding, Borrowers shall not:
6.1    Use of Funds; Margin Regulation.
a.Use any (i) proceeds of the Revolving Loans or (ii) any Letter of Credit, in each case, for any purpose other than for working capital and general corporate purposes not otherwise prohibited hereunder;
b.Use any proceeds of the Term Loan for any purpose other than (i) to pay amounts owing to Existing Lender in accordance with the Payoff Letter, (iii) to pay Fees and Expenses owing to Bank

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on the Closing Date and (ii) to consummate the Acquisition and to pay fees, costs and expenses related thereto; or
c.Use any portion of the proceeds of the Loans in any manner which might cause the Loans, the application of the proceeds thereof, or the transactions contemplated by this Agreement to violate Regulation T, U, or X of the Board of Governors of the Federal Reserve System, or any other regulation of such board, or to violate the Securities and Exchange Act of 1934, as amended or supplemented.
6.2    Debt. Create, incur, assume or suffer to exist, or permit any Domestic Subsidiary to create, incur, assume or suffer to exist, any Debt except Permitted Debt.
6.3    Liens. Create, incur, assume or suffer to exist, or permit any Domestic Subsidiary to create, incur, assume or suffer to exist, any Lien (including the Lien of an attachment, judgment or execution) on any of its Assets, whether now owned or hereafter acquired, except Permitted Liens.
6.4    Merger, Consolidation, Transfer of Assets. Wind up, liquidate or dissolve, reorganize, reincorporate, merge or consolidate with or into any other Person, or acquire all or substantially all of the Assets or the business of any other Person, or permit any Domestic Subsidiary to do so; provided that (i) any Subsidiary may merge or consolidate with a Borrower so long as such Borrower is the surviving entity and (ii) any Subsidiary may merge or consolidate with another Subsidiary so long as, if a Subsidiary that is a Guarantor is involved in such merger or consolidation, the surviving entity is a Guarantor.
6.5    Reserved.
6.6    Sales and Leasebacks. Sell, transfer, or otherwise dispose of, or permit any Domestic Subsidiary to sell, transfer, or otherwise dispose of, any real or personal property to any Person, and thereafter directly or indirectly leaseback the same or similar property.
6.7    Dispositions. Conduct, or permit any Domestic Subsidiary to conduct, any Dispositions, other than Permitted Dispositions (subject to Section 1.9(a)).
6.8    Investments. Make, or permit any Domestic Subsidiary to make, directly or indirectly, any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment, other than Permitted Investments.
6.9    Character of Business. Engage in any business activities or operations substantially different from or unrelated to its present business activities and operations, or permit any Domestic Subsidiary to do so.
6.10    Restricted Payments. Declare or pay, or permit any Domestic Subsidiary to declare or pay, any Distributions, or pay any other Restricted Payments, other than Permitted Restricted Payments.
6.11    Guarantee. Except for Permitted Debt or any Guarantee of Permitted Debt, assume, Guarantee, endorse (other than checks and drafts received by Borrowers in the ordinary course of business), or otherwise be or become directly or contingently responsible or liable, or permit any Domestic Subsidiary to assume, Guarantee, endorse, or otherwise be or become directly or contingently responsible or liable (including, any agreement to purchase any obligation, stock, Assets, goods, or services or to supply or advance any funds, Assets, goods, or services, or any agreement to maintain or cause such Person to maintain, a minimum working capital or net worth, or otherwise to assure the creditors of any Person against loss) for the obligations of any other Person; or pledge or hypothecate, or permit any Domestic Subsidiary to pledge or hypothecate, any of its Assets as security for any liabilities or obligations of any other Person.

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6.12    Transactions with Affiliates. Enter into any transaction, including borrowing or lending and the purchase, sale, or exchange of property or the rendering of any service (including management services), with any Affiliate, or permit any Domestic Subsidiary to enter into any transaction, including borrowing or lending and the purchase, sale, or exchange of property or the rendering of any service (including management services), with any Affiliate, other than (i) in the ordinary course of and pursuant to the reasonable requirements of such Borrowers' or such Domestic Subsidiary's business and upon fair and reasonable terms no less favorable to such Borrower or such Domestic Subsidiary than would obtain in a comparable arm's length transaction with a Person not an Affiliate, and (ii) any other transactions expressly permitted by the Loan Documents.
6.13    Stock Issuance. Issue, or permit any Domestic Subsidiary to issue, any additional Ownership Interests aside from Permitted Equity Issuances.
6.14    Financial Condition. Permit or suffer:
a.the Fixed Charge Coverage Ratio, measured as of the end of each Fiscal Quarter, commencing with the first full Fiscal Quarter ending after the Closing Date, to be less than 1.35:1.00.
b.the Total Funded Debt to Consolidated Adjusted EBITDA Ratio (i) measured at the Closing Date to exceed 1.90:1.00, and (ii) thereafter measured as of the end of each Fiscal Quarter, commencing with the first full Fiscal Quarter ending after the Closing Date, to exceed the ratio set forth in the table below opposite the applicable Fiscal Quarter end:

Fiscal Quarter Ending	Maximum Total Funded Debt to Consolidated Adjusted EBITDA Ratio
June 30, 2020	1.65:1.00
September 30, 2020	1.35:1.00
December 31, 2020	1.10:1.00
Each Fiscal Quarter ending thereafter	1.00:1.00
6.15    OFAC. Permit or cause any of its Subsidiaries to, (i) become a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001), (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise, to the Knowledge of Borrowers, associated with any such person in any manner violative of such Section 2 of such executive order, or (iii) otherwise become a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.
6.16    [Reserved].
6.17    Fiscal Year. Change its Fiscal Year.

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6.18    Burdensome Agreements. Enter into or permit to exist any contractual obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Domestic Subsidiary to make Restricted Payments or other Distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Domestic Subsidiary to Guarantee the Obligations, (iii) of any Domestic Subsidiary to make or repay loans to a Loan Party, or (iv) of the Loan Parties or any Domestic Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of Bank; or (b) requires the grant of a Lien (other than a Permitted Lien) to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.
6.19    Amendments of Certain Documents. Amend or otherwise modify, or waive any rights under (a) any provisions of any Subordinate Debt (other than as expressly permitted by the applicable Subordination Agreement), or (b) any Governing Document other than amendments, modifications and waivers that are not materially adverse to the interests of Bank.
6.20    Limitations on Holdings. Permit Holdings, directly or indirectly, to (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than being a Borrower pursuant to this Agreement, (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by Holdings other than the Liens created under the Loan Documents to which it is a party, (c) engage in any business or activity or own any assets (including, without limitation, cash and cash equivalents) other than (i) holding Ownership Interests of Borrowers and their Subsidiaries and (ii) performing its obligations and activities incidental thereto and (iii) performing its obligations under the Loan Documents, (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, or (e) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.
ARTICLE VII
EVENTS OF DEFAULT AND REMEDIES
7.1    Events of Default. The occurrence of any one or more of the following events, acts or occurrences shall constitute an event of default (an "Event of Default") hereunder:
a.Borrowers fail to pay when due (i) any scheduled payment of principal or interest due on the Loans or (ii) the Fees, any Expenses or any other amount payable hereunder or under any Loan Document, and such non-payment of Fees, Expenses or such other amounts continues for a period of five (5) days.
b.Any Borrower fails to observe or perform any of the covenants and agreements set forth in Sections 3.3, 5.2 or 5.3, or any Section within Article VI;
c.Any Loan Party fails to observe or perform any covenant or agreement set forth in this Agreement or the Loan Documents (other than those covenants and agreements described in Sections 7.1(a) and 7.1(b)), and such failure continues for thirty (30) days after the earlier to occur of (i) Borrowers obtaining Knowledge of such failure or (ii) Bank's delivery of written notice to Borrowers of such failure;
d.Any representation, warranty or certification made by any Loan Party or any officer or employee of any Loan Party in this Agreement or any Loan Document, in any certificate, financial statement or other document delivered pursuant to this Agreement or any Loan Document proves to have been misleading or untrue in any material respect when made (or deemed made, if made as of a specified date), or if any such representation, warranty or certification is withdrawn;

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e.With respect to any Debt (other than under this Agreement) of the Loan Parties in excess of $500,000, any event or condition occurs that: (i) results in the acceleration of the maturity of such Debt (including failing to pay when due any payment in respect of such Debt (following the expiration of any applicable notice and grace periods)); or (ii) permits (or, with the giving of notice or lapse of time or both, would permit) the holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof;
f.Any Loan Party commences a voluntary Insolvency Proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debt or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official over it or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary Insolvency Proceeding or fails generally to pay its Debt as it becomes due, or takes any action to authorize any of the foregoing;
g.An involuntary Insolvency Proceeding is commenced against any Loan Party seeking liquidation, reorganization or other relief with respect to it or its Debt or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property and any of the following events occur: (i) the petition commencing the Insolvency Proceeding is not timely controverted; (ii) the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) days of the date of the filing thereof; (iii) an interim trustee is appointed to take possession of all or a substantial portion of the Assets of, or to operate all or any substantial portion of the business of, such Loan Party; or (iv) an order for relief shall have been issued or entered therein;
h.Any Loan Party suffers (i) one or more judgments in an aggregate amount in excess of $600,000 which are not otherwise covered by insurance, and the same shall remain undischarged for a period of sixty (60) days during which execution is not effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of a Loan Party to enforce any such judgment or (ii) one or more writs, warrant of attachment, or similar process which are not released, vacated or fully bonded within sixty (60) days of its issue or levy;
i.A judgment creditor obtains possession of any of the Assets of any Loan Party by any means, including levy, distraint, replevin, or self-help;
j.Any order, judgment or decree is entered decreeing the dissolution of any Loan Party;
k.Any Loan Party is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or any Loan Party voluntarily ceases to conduct its business as a going concern;
l.A notice of lien, levy or assessment is filed of record with respect to any or all of any Loan Party's Assets by any Governmental Authority, or any taxes or debts owing at any time hereafter to any Governmental Authority becomes a Lien, whether inchoate or otherwise, upon any or all of any Loan Party's Assets and the same is not paid on the payment date thereof, unless such Lien is otherwise permitted by the Loan Documents;
m.Any Loan Party makes any payment on account of any Subordinate Debt except as otherwise permitted under the terms of any applicable Subordination Agreement;

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n.An ERISA Event occurs which has resulted or would reasonably be expected to result in liability of any Loan Party in an aggregate amount in excess of $250,000, or (ii) any Loan Party or any member of the ERISA Group fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $250,000;
o.Any Change of Control occurs;
p.Any of the Loan Documents fails to be in full force and effect for any reason, or Bank fails to have a perfected, first priority Lien in and upon all of the Collateral (except for Permitted Liens), or a breach, default or an event of default occurs under any Loan Document not otherwise described in this Section 7.1;
q.Any Guarantor revokes or disputes the validity of, or liability under, his, her or its Facility Guaranty;
r.A breach, default or an event of default occurs under any Bank Product Agreement that is not cured within an applicable cure period, including without limitation, any Swap; or
s.Any other Material Adverse Effect occurs.
7.2    Remedies. Upon the occurrence of any Event of Default described in Section 7.1(g) or 7.1(h), the Commitments shall immediately terminate, Bank's obligation hereunder to make Loans to Borrowers and/or Bank's obligation to issue Letters of Credit shall immediately terminate, and the Obligations (other than Swap Obligations) shall become immediately due and payable without any election or action on the part of Bank, without presentment, demand, protest or notice of any kind, all of which each Borrower hereby expressly waives, and Borrowers shall Cash Collateralize all outstanding L/C Obligations and Bank Product Obligations. Upon the occurrence and continuance of any other Event of Default, either or both of the following actions may be taken by Bank: (i) Bank may without notice of its election and without demand, immediately terminate the Commitments, whereupon Bank's obligation to make Loans to Borrowers and/or to issue Letters of Credit shall immediately terminate; and/or (ii) Bank may, without notice of its election and without demand, declare the Obligations to be due and payable, whereupon the Obligations (other than Swap Obligations) shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which Borrowers hereby expressly waives and Borrowers shall Cash Collateralize all outstanding L/C Obligations and Bank Product Obligations. Any demand in respect of any Swap Obligation shall be made in accordance with the terms of the Swap Documents relating thereto.
7.3    Appointment of Receiver or Trustee. Borrowers hereby irrevocably agree that Bank, has the right under this Agreement, upon the occurrence and during the continuance of an Event of Default, to seek the appointment of a receiver, trustee or similar official over any Borrower to effect the transactions contemplated by this Agreement, and that Bank is entitled to seek such relief. Each Borrower hereby irrevocably agrees not to object to such appointment on any grounds.
7.4    Power of Attorney. Borrowers hereby appoint Bank (and all Persons designated by Bank) as Borrowers' true and lawful attorney (and agent-in-fact) for the purposes provided in this section. Bank, or Bank's designee, may, without notice and in either its or any Borrower's name, but at the cost and expense of Borrowers:
a.Endorse any Borrower's name on any payment item or other proceeds of Collateral (including proceeds of insurance) that come into Bank's possession or control; and

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b.During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Bank deems advisable; (iv) collect, liquidate and receive balances in deposit accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign any Borrower's name to a proof of claim or other document in an Insolvency Proceeding of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to Borrowers, and notify postal authorities to deliver any such mail to an address designated by Bank; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use any Borrower's stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker's acceptance or other instrument for which any Borrower is a beneficiary; and (xii) take all other actions as Bank reasonably deems appropriate to fulfill Borrowers' obligations under this Agreement and the Loan Documents.
7.5    Remedies Cumulative. The rights and remedies of Bank herein and in the Loan Documents are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law, in equity or otherwise.
ARTICLE VIII
MISCELLANEOUS
8.1    Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or other electronic transmission or similar writing) and shall be given to such party at its address, facsimile number or electronic email address set forth on the signature pages hereof or such other address, facsimile number or electronic email address as such party may hereafter specify by notice to the other party in accordance with this Section 8.1. Each such notice, request or other communication shall be effective (a) if delivered in person, when delivered, (b) if delivered by facsimile transmission, on the date of transmission if transmitted on a Business Day before 4:00 p.m., Pacific time, otherwise on the next Business Day, (c) if delivered electronically, upon receipt thereof by the recipient; (d) if delivered by overnight courier, one (1) Business Day after delivery to the courier properly addressed and (e) if mailed, upon the third (3rd) Business Day after the date deposited into the U.S. Mail, certified or registered; provided that actual notice, however and from whomever given or received, shall always be effective on receipt; provided further that notices to Bank pursuant to Article I and Article II shall not be effective until received by the loan officer of Bank designated as the relationship manager for Borrowers or his or her designee; provided further that notices sent by Bank in connection with Bank's exercise of its enforcement rights against any of its collateral shall be deemed given when deposited in the mail or personally delivered, or, where permitted by law, transmitted by facsimile.
8.2    No Waivers. No failure or delay by Bank in exercising any right, power or privilege hereunder or under any Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
8.3    Expenses; Documentary Taxes; Indemnification.
a.Borrowers shall pay all Expenses promptly following demand.

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b.Borrowers shall pay all and indemnify Bank against any and all transfer taxes, documentary taxes, assessments, or charges made by any Governmental Authority and imposed by reason of the execution and delivery of this Agreement, any of the Loan Documents, or any other document, instrument or agreement entered into in connection herewith, other than (i) Excluded Taxes, (ii) Taxes indemnified or grossed up already pursuant to Section 1.12; or (iii) Other Connection Taxes imposed on a voluntary assignment or participation by the Bank or any successor thereto.
c.Borrowers shall and hereby agree to indemnify, protect, defend and hold harmless Bank and its directors, officers, agents, employees and attorneys (collectively, the "Indemnified Persons" and individually, an "Indemnified Person") from and against (i) any and all losses, claims, damages, liabilities, deficiencies, judgments, costs and expenses (including attorneys' fees incurred pursuant to proceedings arising under the Bankruptcy Code) incurred by any Indemnified Person (except to the extent that it is finally judicially determined to have resulted from the gross negligence or willful misconduct of any Indemnified Person) arising out of or by reason of any litigations, investigations, claims or proceedings (whether administrative, judicial or otherwise), including discovery, whether or not such Indemnified Person is designated a party thereto, which arise out of or are in any way related to (1) this Agreement, the Loan Documents or the transactions contemplated hereby or thereby, (2) any actual or proposed use by Borrowers of the proceeds of the Loans, or (3) Bank's entering into this Agreement, the Loan Documents or any other agreements and documents relating hereto; (ii) any such losses, claims, damages, liabilities, deficiencies, judgments, costs and expenses arising out of or by reason of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence on, under or about any Borrower's operations or property or property leased by any Borrower of any material, substance or waste which is or becomes designated as Hazardous Materials; and (iii) any such losses, claims, damages, liabilities, deficiencies, judgments, costs and expenses incurred in connection with any remedial or other action taken by Borrowers or Bank in connection with compliance by Borrowers with any federal, state or local environmental laws, acts, rules, regulations, orders, directions, ordinances, criteria or guidelines (except to the extent that it is finally judicially determined to have resulted from the gross negligence or willful misconduct of any Indemnified Person). If and to the extent that the obligations of Borrowers hereunder are unenforceable for any reason, Borrowers hereby agree to make the maximum contribution to the payment and satisfaction of such obligations to Bank which is permissible under Applicable Laws. This Section 8.3(c) shall not apply with respect to claims that are primarily related to taxes, which instead shall be governed by Section 1.12 and Section 8.3(b).
d.To the fullest extent permitted by Applicable Laws, Borrowers shall not assert, and hereby waive, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnified Person through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Person as determined by a final and nonappealable judgment of a court of competent jurisdiction.
e.Borrowers' obligations under this Section 8.3 and Section 1.12 shall survive any termination of this Agreement and the Loan Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any other of its obligations set forth in this Agreement.

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8.4    Amendments and Waivers. Neither this Agreement nor any Loan Document (other than Bank Product Agreements), nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 8.4. Bank may from time to time, (a) enter into with any Borrower or any other Person written amendments, supplements or modifications hereto and to the Loan Documents or (b) waive, on such terms and conditions as Bank may specify in such instrument, any of the requirements of this Agreement or the Loan Documents or any Event of Default or Default and its consequences, if, but only if, such amendment, supplement, modification or waiver is in writing and is signed by the party asserted to be bound thereby, and then such amendment, supplement, modification or waiver shall be effective only in the specific instance and the specific purpose for which given. Any such waiver and any such amendment, supplement or modification shall be binding upon such Borrower, Bank and all future holders of the Loans.
8.5    Successors and Assigns; Participations; Disclosure.
a.This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrowers may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of Bank and any such prohibited assignment or transfer by any Borrower shall be void.
b.Bank may make, carry or transfer the Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of Bank or to any Federal Reserve Bank, all without Borrowers' consent.
c.Bank may, at its own expense, assign to one or more banks or other financial institutions all or a portion of its rights (including voting rights) and obligations under this Agreement and the Loan Documents; provided that (except as set forth in subsection (b)) so long as no Event of Default exists, Bank shall not assign any of its rights (including voting rights) and obligations under this Agreement and the Loan Documents to a Competitor or an Affiliate of a Competitor. In the event of any such assignment by Bank pursuant to this Section 8.5(c), Bank's obligations under this Agreement arising after the effective date of such assignment shall be released and concurrently therewith, transferred to and assumed by Bank's assignee to the extent provided for in the document evidencing such assignment. The provisions of this Section 8.5 relate only to absolute assignments (whether or not arising as the result of foreclosure of a security interest) and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by Bank of any Loan or any Note to any Federal Reserve Bank in accordance with Applicable Law.
d.Bank may at any time sell to one or more banks or other financial institutions (each a “Participant”) participating interests in the Loans, the Letters of Credit and in any other interest of Bank hereunder. In the event of any such sale by Bank of a participating interest to a Participant, Bank's obligations under this Agreement shall remain unchanged, Bank shall remain solely responsible for the performance thereof, and Borrowers shall continue to deal solely and directly with Bank in connection with Bank's rights and obligations under this Agreement. Borrowers agree that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Section 1.12 with respect to its participating interest; provided that such Participant complies with Section 1.12 as if it were an assignee and Borrowers shall not be required to pay any amount to such Participant that is greater than the amount it would be required to pay Bank under such Section 1.12. Bank (or, if applicable, each assignee of Bank) acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Obligations (the "Participant Register'"); provided that Bank shall not have any obligation to disclose all or any portion of the Participant Register to any Person except to the extent that such disclosure

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is necessary to establish that any obligations under this Agreement are in registered form under Section 5f.103-1(c) of the Treasury Regulations. The entries in the Participant Register shall be conclusive, and Bank and each Loan Party shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement notwithstanding notice to the contrary.
e.Borrowers authorize Bank to disclose to any assignee under Section 8.5(c) or any Participant (either, a "Transferee") and any prospective Transferee any and all financial information in such Bank's possession concerning Borrowers that has been delivered to such Bank by Borrowers pursuant to this Agreement or that has been delivered to such Bank by Borrowers in connection with such Bank's credit evaluation prior to entering into this Agreement; provided that such Transferee or prospective Transferee has first agreed to be bound by the provisions of Section 8.6.
f.Bank, as a non-fiduciary agent of the Borrowers shall maintain in a written register (the "Register") in the United States, the name, address, and tax identification number of each assignee or Participant who acquires an interest in the Obligations and such interest's right to principal and stated interest. No assignment or participation shall be valid unless and until recorded in such Register. The Register shall be available for any Borrower's inspection during Bank's normal business hours upon reasonable prior written notice from any Borrower. The Bank shall maintain such Register such that the Obligations are in "registered form" for the purposes of the Internal Revenue Code.
8.6    Confidentiality. Bank agrees that material, non-public information regarding Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans ("Confidential Information") shall be treated by Bank in a confidential manner, and shall not be disclosed by Bank to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to Bank ("Bank Group Representatives"), (ii) to Subsidiaries and Affiliates of Bank (including Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 8.6, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation, and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance by Borrowers or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (v) the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the subpoena or other legal process, and (y) any disclosure under this clause (v) shall be limited to the portion of the Confidential Information as may be required by such governmental authority pursuant to such subpoena or other legal process, (vi) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Bank or Bank Group Representatives), (vii) in connection with any assignment, prospective assignment, sale, prospective sale, participation, prospective participation, pledge or prospective pledge of Bank's interest under this Agreement, provided that any such Transferee or prospective Transferee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, (viii) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party,

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Bank, any of their respective Affiliates, or their respective counsel) under this clause (viii) with respect to litigation involving any Person (other than any Loan Party, Bank, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior notice thereof, and (ix) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.
8.7    Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of an original counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or other electronic transmission also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.
8.8    Severability. The provisions of this Agreement are severable. The invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof shall be declared invalid or unenforceable, the remaining provisions shall remain in full force and effect and shall be construed in the broadest possible manner to effectuate the purposes hereof.
8.9    Knowledge. For purposes of this Agreement, an individual will be deemed to have knowledge of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual would reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. Borrowers will be deemed to have knowledge of a particular fact or other matter if the president, chief executive officer, chief operating officer, chief financial officer, controller, treasurer, president, senior vice president of any Borrower (including without limitation, an Authorized Officer) existing at and after the Closing Date has, or at any time had, knowledge of such fact or other matter.
8.10    Additional Waivers.
a.Borrowers agree that checks and other instruments received by Bank in payment or on account of the Obligations constitute only conditional payment until such items are actually paid to Bank and Borrowers waive the right to direct the application of any and all payments at any time or times hereafter received by Bank on account of the Obligations and Borrowers agree that Bank shall have the continuing exclusive right to apply and reapply such payments in any manner as Bank may deem advisable, notwithstanding any entry by Bank upon its books.
b.Borrowers waive demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrowers may in any way be liable.
c.So long as Bank complies with its obligations under the UCC, Bank shall not in any way or manner be liable or responsible for (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.

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d.Borrowers waive the right and the right to assert a confidential relationship, if any, it may have with any accountant, accounting firm and/or service bureau or consultant in connection with any information requested by Bank pursuant to or in accordance with this Agreement, and agrees that Bank may contact directly any such accountants, accounting firm and/or service bureau or consultant in order to obtain such information.
8.11    Destruction of Borrowers' Documents. Any documents, schedules, invoices or other papers delivered to Bank may be destroyed or otherwise disposed of by Bank six (6) months after they are delivered to or received by Bank, unless Borrowers request, in writing, the return of the said documents, schedules, invoices or other papers and makes arrangements, at Borrowers' expense, for their return.
8.12    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; CLASS ACTION WAIVER.
a.THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD FOR PRINCIPLES OF CONFLICTS OF LAWS.
b.THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT BANK'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE BANK ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.    BORROWERS AND BANK WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 8.12.
c.IF PERMITTED BY APPLICABLE LAW, BORROWERS AND BANK HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWERS AND BANK REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
d.IF PERMITTED BY APPLICABLE LAW, EACH PARTY ALSO WAIVES THE RIGHT TO LITIGATE IN COURT OR AN ARBITRATION PROCEEDING ANY DISPUTE AS A CLASS ACTION, EITHER AS A MEMBER OF A CLASS OR AS A REPRESENTATIVE, OR TO ACT AS A PRIVATE ATTORNEY GENERAL. EACH PARTY (I) CERTIFIES THAT NO ONE HAS REPRESENTED TO SUCH PARTY THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE JURY AND CLASS ACTION WAIVERS IN THE EVENT OF SUIT, AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED

SMRH:4842-8303-7620.12	35

TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS, AND CERTIFICATIONS IN THIS SECTION.
8.13    Reference Provision. In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.
a.With the exception of the items specified in clause (b) below, any controversy, dispute or claim (each, a "Claim") between the parties arising out of or relating to this Agreement or any other Loan Document will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure ("CCP"), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the "Court").
b.The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self- help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.
c.The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).
d.The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.
e.The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party's failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to "priority" in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

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f.Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee's power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.
g.The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.
h.If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.
i.THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.
8.14    Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Loan Party or the transfer to Bank or any Bank Product Provider of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a "Voidable Transfer"), and if Bank or such Bank Product Provider is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Bank or such Bank Product Provider is required or elects to repay or restore, and as to all reasonable costs, Expenses, and reasonable attorneys' fees of Bank and such Bank

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Product Provider related thereto, the liability of each Loan Party automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.
8.15    Updating Disclosure Schedules. To the extent necessary to cause the representations and warranties set forth in Article IV to remain true, complete and accurate as of the Closing Date, the date of each and every Borrowing, the date of each issuance of a Letter of Credit, and the date on which each Compliance Certificate is due in accordance with Section 5.3(c) hereof, Borrowers shall update in writing any Schedules provided for in Article IV to the extent it has Knowledge of any circumstance which may have the effect of making any representation or warranty contained in Article IV untrue or incomplete in any material respect. The requirement of Borrowers to update the Schedules provided for herein shall not have the effect of a cure of any Event of Default occurring prior to any such update or existing at the time of any such update without the written waiver of such Event of Default by Bank.
8.16    Patriot Act Notification. Bank is subject to Patriot Act and hereby notifies Borrowers that pursuant to the requirements of the Patriot Act, Bank is required to obtain, verify and record information that identifies Borrowers, which information includes the names and addresses of Borrowers and other information that will allow Bank to identify Borrowers in accordance with the Patriot Act.
8.17    Joint Borrower Provisions. Each Borrower acknowledges and agrees that it shall be jointly and severally liable for the Loans and all other indebtedness and obligations arising under this Agreement or under any of the other Loan Documents to which the Borrowers are party. In furtherance thereof, each Borrower acknowledges and agrees as follows:
a.For the purpose of implementing the joint borrower provisions of the Loan Documents, each Borrower hereby irrevocably appoints DT Media, as the borrowing agent and attorney-in-fact for all Borrowers (the "Administrative Borrower") for all purposes of the Loan Documents, including the giving and receiving of notices and other communications, which appointment shall remain in full force and effect unless and until Bank shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower.
b.Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower:
i.to provide Bank with all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Borrower or any other Borrower shall be deemed to be given by Borrowers hereunder and shall bind each Borrower);
ii.to receive notices and instructions from Bank (and any notice or instruction provided by Bank to the Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Borrower); and
iii.to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.
c.It is understood that the handling of the Borrower's Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Bank shall not incur liability to any Borrower as a result hereof. To induce the Bank

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to make the Loans, and in consideration thereof, each Borrower hereby agrees to indemnify and defend each Indemnified Person against, and hold each Indemnified Person harmless from, any and all liabilities, expenses, losses, damages and/or claims of damage or injury asserted against any Indemnified Person by any Borrower or by any other Person arising from or incurred by reason of:
(i)    the handling of the Borrower's Account and Collateral of Borrowers as herein provided; or
(ii)    any Indemnified Person's relying on any instructions of the any Borrower, except that Borrowers will have no liability to any Indemnified Person under this Section 8.18 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Person
d.Each Borrower acknowledges that the Liens and security interests created or granted herein and by the other Loan Documents will secure indebtedness and obligations of all Borrowers under the Loan Documents and, in full recognition of that fact, each Borrower consents and agrees that the Bank may, in its sole discretion, at any time and from time to time, without notice or demand, and without affecting the enforceability or security hereof or of any other Loan Document:
(i)    agree with Borrowers to supplement, modify, amend, extend, renew, accelerate, or otherwise change the time for payment or the terms of the Loans or any part thereof, including any increase or decrease of the rate(s) of interest thereon;
(ii)    agree with Borrowers to supplement, modify, amend or waive, or enter into or give any agreement, approval or consent with respect to, the Loans or any part thereof or any of the Loan Documents or any additional security or guaranties, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder;
(iii)    accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the Loans or any part thereof;
(iv)    accept partial payments on the Loans;
(v)    receive and hold additional security or guaranties for the Loans or any part thereof;
(vi)    release, reconvey, terminate, waive, abandon, subordinate, exchange, substitute, transfer and enforce any security for or guaranties of the Loans, and apply any security and direct the order or manner of sale thereof as Bank, in its sole and absolute discretion may determine;
(vii)    release any guarantor, any indemnitor or any other Person from any personal liability with respect to the Loans or any part thereof;
(viii)    settle, release on terms satisfactory to the Indemnified Person or by operation of applicable laws or otherwise liquidate or enforce the Loans and any security therefor or guaranty thereof in any manner, consent to the transfer of any such security and bid and purchase at any sale; and
(ix)    consent to the merger, change or any other restructuring or termination of the legal existence of any Borrower or any other Person, and correspondingly restructure the obligations of such Borrower or other Person, and any such merger, change, restructuring or termination shall not affect

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the liability of any Borrower or the continuing existence of any Lien hereunder, under any other Loan Document to which any Borrower is a party or the enforceability hereof or thereof with respect to all or any part of the Loans.
e.Upon the occurrence of and during the continuance of any Event of Default, the Bank may enforce this Agreement and the other Loan Documents independently as to each Borrower and independently of any other remedy or security the Bank at any time may have or hold in connection with the Loans, and in collecting on the Loans it shall not be necessary for the Bank to marshal assets in favor of any Borrower or any other Person or to proceed upon or against and/or exhaust any other security or remedy before proceeding to enforce this Agreement and the other Loan Documents. Each Borrower expressly waives any right to require the Bank, in connection with their efforts to obtain repayment of the Loans, to marshal assets in favor of any Borrower or any other Person or to proceed against any other Person or any property provided by any other Person, and agrees that the Bank may proceed against any Persons and/or property in such order as it shall determine in its sole and absolute discretion in connection with the Bank's efforts to obtain repayment of the Loans. The Bank may file a separate action or actions against each Borrower to enforce the Loans, whether action is brought or prosecuted with respect to any other security or against any other Person, or whether any other Person is joined in any such action or actions. Each Borrower agrees that the Bank, each Borrower and/or any other Person may deal with each other in connection with the Loans or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the security of this Agreement or the other Loan Documents.
f.The rights of the Bank hereunder and under the other Loan Documents shall be reinstated and revived, and the enforceability of this Agreement and the other Loan Documents shall continue, with respect to any amount at any time paid on account of the Loans which thereafter shall be required to be restored or returned by the Bank as a result of the bankruptcy, insolvency or reorganization of any Borrower or any other Person, or otherwise, all as though such amount had not been paid.
g.The enforceability of this Agreement and the other Loan Documents at all times shall remain effective as to each Borrower even though any or all of the Loans, or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against any other Borrower or any other Person and whether or not any other Borrower or any other Person shall have any personal liability with respect thereto. Each Borrower expressly waives any and all defenses to the enforcement of its obligations under the Loan Documents now or hereafter arising or asserted by reason of (i) any disability or other defense of any other Borrower or any other Person with respect to the Loans, (ii) the unenforceability or invalidity of any security or guaranty for the Loans or the lack of perfection or continuing perfection or failure of priority of any security for the Loans, (iii) the cessation for any cause whatsoever of the liability of any other Borrower or any other Person (other than by reason of the full and final payment and performance of the Loans), (iv) any failure of the Bank to marshal assets in favor of any Borrower or any other Person, (v) any failure of the Bank to give notice of sale or other disposition of any property for the Loans to any other Borrower or to any other Person or any defect in any notice that may be given to any other Borrower or any other Person in connection with any such sale or disposition, (vi) any failure of the Bank to comply in any non-material respect with applicable laws in connection with the sale or other disposition of any property or other security for the Loans, (vii) any act or omission of the Bank or others that directly or indirectly results in or aids the discharge or release of any other Borrower or of any other Person or any security or guaranty for the Loans by operation of law or otherwise, (viii) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety's or guarantor's obligation in proportion to the principal obligation, (ix) any failure of the Bank to file or enforce a claim in any bankruptcy or other proceeding with respect to any other Borrower or to any other Person, (x) the election by the Bank, in any bankruptcy

SMRH:4842-8303-7620.12	40

proceeding of any other Borrower or to any other Person, of the application or non-application of Section 1111(b)(2) of the Bankruptcy Code, (xi) any extension of credit to or the grant of any lien by any other Borrower or any other Person under Section 364 of the Bankruptcy Code except to the extent otherwise provided in this Agreement, (xii) any use of cash property under Section 363 of the Bankruptcy Code in any bankruptcy proceeding of any other Borrower or any other Person, (xiii) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any other Borrower or any other Person, (xiv) the avoidance of any Lien in favor of the Bank securing the Loans for any reason, or (xv) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any other Borrower any other Person, including any discharge of, or bar or stay against collecting, all or any of the Loans (or any interest thereon) in or as a result of any such proceeding. Without in any way limiting the foregoing, with respect to the Loan Documents and the Loans, each Borrower: (A) waives all rights and defenses arising out of an election of remedies by the Bank, even though that election of remedies, such as non-judicial foreclosure with respect to security for the Loans given by any other Borrower, has destroyed the waiving Borrowers' rights of subrogation and reimbursement against any other Borrower by operation of law or otherwise; and (B) waives any right to a fair value hearing or similar proceeding following a nonjudicial foreclosure with respect to the real property security for the Loans given by any other Borrower.
h.Borrowers represent and warrant to the Bank that they have established adequate means of obtaining from each other, on a continuing basis, financial and other information pertaining to their respective businesses, operations and condition (financial and otherwise) and their respective properties, and each now is and hereafter will be completely familiar with the businesses, operations and condition (financial and otherwise) of all Borrowers and their respective properties. Each Borrower hereby expressly waives and relinquishes any duty on the part of the Bank to disclose to such Borrower any matter, fact or thing related to the businesses, operations or condition (financial or otherwise) of any other Borrower or any other Borrower's properties, whether now known or hereafter known by the Bank during the life of this Agreement. With respect to any of the obligations of Borrowers under the Loan Documents, the Bank need not inquire into the powers of any Borrower or the officers, employees or other Persons acting or purporting to act on such Borrower's behalf.
i.Without limiting the foregoing, or anything else contained in this Agreement, each Borrower waives all rights and defenses that it may have because the Loans are secured by real property security provided by any other Borrower. This means, among other things:
(i)    the Bank may collect on the Loans from one Borrower without first foreclosing on any real or personal property pledged by any other Borrower; and
(ii)    If the Bank forecloses on any real property pledged by a Borrower for the Loans: (1) the amount of the indebtedness owed by any other Borrower may be reduced only by the price for which that property is sold at the foreclosure sale, even if the property is worth more than the sale price; and (2) the Bank may collect from any Borrower even if the Bank, by foreclosing on the real property, has destroyed any right any Borrower may have to collect from the other Borrowers.
This is an unconditional and irrevocable waiver of any rights and defenses each Borrowers may have because the Loans are secured by real property given by any other Borrower. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, 580e or 726 of the Code of Civil Procedure and each Borrower expressly waives any defenses or benefits that may be derived from such sections, or comparable provisions of the laws of any other jurisdiction, and all other suretyship defenses it otherwise might or would have under New York law or other applicable law. Each Borrower expressly waives any right to receive notice of any judicial or nonjudicial foreclosure or sale of any real property provided

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by any other Borrower to secure the Loans and failure to receive any such notice shall not impair or affect such Borrower's obligations hereunder or the enforceability of this Agreement or the other Loan Documents or any liens created or granted hereby or thereby.
j.Notwithstanding anything to the contrary elsewhere contained herein or in any other Loan Document to which any Borrower is a party, with respect to the Loans, each Borrower hereby waives with respect to all other Borrowers and their respective successors and assigns (including any surety) and any other Person any and all rights at law or in equity, to subrogation, to reimbursement, to exoneration, to contribution, to setoff, to any other rights and defenses available to it by operation of law, or otherwise, or to any other rights that could accrue to a surety against a principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, or to a holder or transferee against a maker and which each of them may have or hereafter acquire against any other Borrower or any other Person in connection with or as a result of such Borrower's execution, delivery and/or performance of this Agreement or any other Loan Document to which it is a party. Each Borrower agrees that it shall not have or assert any such rights against any other Borrower or any other Borrower's successors and assigns or any other Person (including any surety), either directly or as an attempted setoff to any action commenced against such Borrower by any other Borrower (as a Borrower or in any other capacity) or any other Person. Each Borrower hereby acknowledges and agrees that this waiver is intended to benefit the Bank and shall not limit or otherwise affect any Borrower's liability under this Agreement or any other Loan Document to which it is a party, or the enforceability hereof or thereof.
k.Each Borrower warrants and agrees that each of the waivers and consents set forth herein is made with full knowledge of its significance and consequences, with the understanding that events giving rise to any defense waived may diminish, destroy or otherwise adversely affect rights which each otherwise may have against the other Borrowers, against the Bank or other Persons, or against any property. If any of the waivers or consents herein are determined to be contrary to any applicable law or public policy, such waivers and consents shall be effective to the maximum extent permitted by law.
l.Without limiting the foregoing, to the fullest extent permitted by law, each Borrower hereby waives any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, including, but not limited to, any rights and defenses that are or may become available to such Borrower by reason of Section 2787 to 2855, inclusive, 2899 and 3433 of the California Civil Code, or comparable provisions of the laws of any other jurisdiction.

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SMRH:4842-8303-7620.12	42

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:
DIGITAL TURBINE, INC., a Delaware corporation
By: /s/ Barrett Garrison
Name: Barrett Garrison
Title: Chief Financial Officer
DIGITAL TURBINE MEDIA, INC., a Delaware corporation
By: /s/ Barrett Garrison
Name: Barrett Garrison
Title: Chief Financial Officer
DIGITAL TURBINE USA, INC., a Delaware corporation
By: /s/ Barrett Garrison
Name: Barrett Garrison
Title: Chief Financial Officer
Address for notices: Digital Turbine Media, Inc. 406 Blackwell Street Ste. 500 Durham, NC 27701 Attn: Barrett Garrison Phone: 919-535-4094 Email: barrett.garrison@digitalturbine.com

Digital Turbine—Credit Agreement

BANK:
WESTERN ALLIANCE BANK
By: /s/ Richard Lamoreux
Name: Richard Lamoreux
Title: Senior Vice President
Address for notices: Western Alliance Bank 600 Anton Boulevard Suite 150 Costa Mesa, CA 92626 Attn: Richard Lamoreux Phone: (949) 438-4019 Email: Rick.Lamoreux@bridgebank.com

Digital Turbine—Credit Agreement

Schedule A
To
Credit Agreement
Definitions and Construction
1.1    Definitions. Initially capitalized terms used in this Agreement shall have the following meanings:
"Acceptable Letter of Credit" means a standby letter of credit, issued by a bank or financial institution acceptable to Bank in its Permitted Discretion, in form and substance satisfactory to Bank in its Permitted Discretion.
"Account" and "Account Debtor" have the meanings given to such terms in the UCC.
"ACH Transactions" means any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of Borrowers.
"Acquisition" is defined in Recital A.
"Administrative Borrower" has the meaning given to such term in Section 8.17.
"Affiliate" means, with respect to any Person, any other Person (i) that, directly or indirectly, controls, is controlled by or is under common control with such Person; (ii) that directly or indirectly beneficially owns or controls five percent (5%) or more of any class of Ownership Interests of such Person; or (iii) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by such Person. For purposes of the foregoing, control (including controlled by and under common control with) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
"Agreement" means this Credit Agreement, as amended or restated from time to time in accordance with its terms.
"Applicable Laws" means all applicable laws, rules, regulations and orders of any Governmental Authority, including without limitation, regulations issued by the Office of the Comptroller of the Currency, Credit Protection Laws, the Fair Labor Standards Act, and the Americans With Disabilities Act.
"Applicable Period" means the period set forth in the table below opposite the applicable Fiscal Quarter end:

SMRH:4842-8303-7620.12	Schedule A
1

Fiscal Quarter Ending	Applicable Period:
June 30, 2020	Fiscal Quarter ending June 30, 2020
September 30, 2020	Fiscal Quarter ending September 30, 2020
December 31, 2020	Fiscal Quarter ending December 31, 2020
March 31, 2021 and the last date of each fiscal quarter thereafter	rolling 4 Fiscal Quarter period ending on such date

"Appraisal Fee" has the meaning given to such term in Section 5.2(c).
"Asset" means any interest of a Person in any kind of property or asset, whether real, personal, or mixed real and personal, and whether tangible or intangible.
"Attributable Indebtedness" means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a Capital Lease.
"Audit Fee" has the meaning given to such term in Section 5.2(b).
"Authorized Officer" means, with respect to a Borrower, any officer of such Borrower authorized by specific resolution of such Borrower to request Loans as set forth in such Borrower's resolutions delivered to Bank on the Closing Date (and updated from time to time as necessary).
“Average Revolving Credit Usage” means, with respect to any period, the sum of the amount of Revolving Credit Usage for each day in such period (calculated as of the end of each respective day) divided by the number of days in such period.
"Bank" is defined in the Preamble.
"Bank Product" means the following financial accommodation extended to Borrowers by a Bank Product Provider (other than pursuant to the Agreement) including: (a) credit cards (including without limitation the Credit Card Lines), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called "procurement cards" or "P-cards"), (f) Cash Management Services, and (g) Swaps.
"Bank Product Agreements" means those agreements entered into from time to time by Borrowers with a Bank Product Provider in connection with the obtaining of any of the Bank Products.
"Bank Product Obligations" means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Borrowers to a Bank Product Provider pursuant to or evidenced

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by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.
"Bank Product Provider" means Bank or any of its Affiliates.
"Bankruptcy Code" means title 11 of the United States Code, as in effect from time to time, or any successor statute, and any and all rules and regulations issued or promulgated in connection therewith.
"Borrower" and "Borrowers" is defined in the Preamble.
"Borrowers’ Account" means Administrative Borrower's general deposit account number 8248214955 maintained with Bank.
"Borrowing" means a borrowing of Term Loan or Revolving Loans, as applicable, from Bank pursuant to the terms and conditions hereof.
"Business Day" means any day other than a Saturday, a Sunday, or a day on which commercial banks in the City of Irvine, California, or Phoenix, Arizona, are authorized or required by law or executive order or decree to close.
"Capital Expenditures" means expenditures made in cash, or financed with long term debt, by any Person for the acquisition of any fixed Assets or improvements, replacements, substitutions, or additions thereto that have a useful life of more than one (1) year, including the direct or indirect acquisition of such Assets by way of increased product or service charges, offset items, or otherwise, and the principal portion of payments with respect to Capital Lease Obligations, calculated in accordance with GAAP.
"Capital Lease" means any lease that has been or is required to be, in accordance with GAAP, recorded, classified and accounted for as a capitalized lease or finance lease.
"Capital Lease Obligations" of a Person means the amount of the obligations of such Person under all Capital Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP; provided that if at any time the obligations of any Borrower or any of its Subsidiaries in respect of an operating lease are required to be characterized or recharacterized as a Capital Lease Obligation or a Capital Lease solely as a result of a change in GAAP after the Closing Date, then for purposes hereof and notwithstanding anything herein to the contrary, such Person's operating lease shall not be deemed to be a Capital Lease or a Capital Lease Obligation.
"Cash Collateralize" means the delivery of cash or an Acceptable Letter of Credit to Bank, as security for the payment of Obligations, in an amount equal to (a) with respect to the L/C Obligations, 110% of the L/C Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Bank Product Obligations), Bank's good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations.
"Cash Collateralization" has a correlative meaning.
"Cash Management Services" means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-

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payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including ACH Transactions) and other cash management arrangements.
"CFC" means a "controlled foreign corporation" within the meaning of Section 957 of the Internal Revenue Code.
"CFC Holdco" means any Subsidiary substantially all of the assets of which directly or indirectly consist of equity (for United States income tax purposes) or equity and debt of one or more CFCs.
"Change in Law" means the occurrence after the date of the Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a "Change in Law," regardless of the date enacted, adopted or issued.
"Change of Control" means the time at which (i) any Person or group (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) (other than the Owners of any Borrower on the Closing Date or their Affiliates), directly or indirectly, becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of a percentage of the voting Ownership Interests of any Borrower equal to at least 20%, (ii) all or substantially all of any Borrower’s Assets shall be sold, leased, conveyed or otherwise disposed of as an entirety or substantially as an entirety to any Person (other than any Affiliate of any Borrower) in one or a series of transactions, or (iii) Holdings ceases to directly own 100% of the voting and non-voting Ownership Interests of each Borrower.
"Closing Date" means the date when all of the conditions set forth in Section 3.1 have been fulfilled to the satisfaction of Bank and its counsel.
"Collateral" has the meaning given to such term in any Loan Document.
"Collateral Access Agreement" means a landlord waiver, mortgagee waiver, bailee letter, or acknowledgement agreement of any warehouseman, processor, lessor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Collateral, in each case, in form and substance satisfactory to Bank.
"Collateral Assignment of Purchase Agreement" means that certain Collateral Assignment of Rights Under Purchase Agreement dated as of even date herewith among Borrowers, Seller, Equityholders and Bank;
"Commitments" means the Revolving Credit Commitment and the Term Loan Commitment.

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"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
"Competitor" means a Person, other than a Loan Party, who directly provides products or services that are the same or substantially similar to the products or services provided by, and that constitute a material part of the business of, the Loan Parties taken as a whole.
"Compliance Certificate" means a certificate of compliance to be delivered quarterly in accordance with Section 5.3(c), substantially in the form of Exhibit 5.3(c).
"Consolidated" means the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.
"Consolidated Adjusted EBITDA" means, with respect to any period, the sum of (without duplication) (i) Consolidated Net Income for such period (excluding extraordinary gains and losses); (ii) Consolidated Interest Expense during such period; (iii) federal and state income taxes reported by Borrowers and the Subsidiaries during such period which are included in the determination of Consolidated Net Income; (iv) Borrowers’ and the Subsidiaries’ Consolidated depreciation and amortization during such period; in each case calculated in accordance with GAAP, (v)  costs, fees, charges or expenses incurred in connection with the Acquisition and the negotiation and documentation of this Agreement in an aggregate amount not to exceed $2,700,000, and (vi) any extraordinary, unusual or non-recurring losses or expenses approved by Bank writing, in its Permitted Discretion; provided, that the Consolidated Adjusted EBITDA of the Acquisition during the applicable period shall be included on a pro forma basis for such period (assuming for purposes of such calculation that the consummation of such acquisition, merger or consolidation in connection therewith occurred on the first day of such period).
"Consolidated Cash Interest Expense" means, with respect to the Fiscal Quarter ended on the date of determination, the interest paid in cash during such period on the aggregate amount of Borrowers' and their Subsidiaries' Consolidated Debt, including the interest portion of Borrowers' and their Subsidiaries' Consolidated Capital Lease Obligations.
"Consolidated Interest Expense" means, with respect to any period, the current interest accrued during such period in accordance with GAAP on the aggregate amount of Borrowers' and the Subsidiaries' Consolidated Debt, including the interest portion of Borrowers' and the Subsidiaries' Consolidated Capital Lease Obligations.
"Consolidated Net Income" means, with respect to any period, the Consolidated net income of Borrowers and the Subsidiaries after all federal, state and local income taxes reflected on Borrowers' Consolidated Financial Statement for such period, calculated in accordance with GAAP.
“Consolidated Working Capital” shall mean, as of any date of determination, the excess of (a) the sum of all amounts (other than cash and cash equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Borrowers and their Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Borrowers and their Subsidiaries on such date.

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“Credit Card Lines” means, collectively, each credit card issued to a Borrower by any Bank Product Provider.
“Credit Card Line Sublimit” means a sublimit under the Revolving Credit Commitment for the Credit Card Lines. The Credit Card Line Sublimit as of the Closing Date is $500,000.
"Debt" means, as of the date of determination, the sum, but without duplication, of any and all of a Person's: (i) indebtedness heretofore or hereafter created, issued, incurred or assumed by such Person (directly or indirectly) for or in respect of money borrowed; (ii) Attributable Indebtedness; (iii) obligations evidenced by bonds, debentures, notes, or other similar instruments; (x) obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business and timely paid); (v) current liabilities in respect of unfunded vested benefits under any Plan; (vi) contingent obligations under letters of credit; (vii) obligations under acceptance facilities; (viii) Guarantees; (ix) obligations secured by any Lien on any Asset of such Person, whether or not such obligations have been assumed; and (x) the net obligations under Swaps (the net obligation shall be deemed to be the Swap Termination Value of such Swaps); and (xi) obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any Ownership Interests in such Person or any other Person, or any warrant, right or option to acquire such Ownership Interests, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends.
"Debt Service" means, as of the date of determination for any period, the sum of the (i) the scheduled payments of principal on Debt to be paid by the Borrowers during such period (including the principal portion of Borrowers' Capital Lease Obligations) calculated in accordance with GAAP, and (ii) Consolidated Cash Interest Expense paid in cash during such period.
"Default" means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
"Disposition" means the sale, transfer, license, lease or other disposition (whether in one transaction or in a series of transactions, and including any sale and leaseback transaction and any sale, transfer, license or other disposition) of any property (including, without limitation, any Ownership Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
"Distributions" means dividends or distributions of earnings made by a Person to its Owners.
"Dollars" or "$" means lawful currency of the United States of America.
"Domestic Subsidiary" means any direct or indirect Subsidiary of any Borrower organized under the laws of any state of the United States or the District of Columbia.
"DT Media" is defined in the Preamble.
"DT USA" is defined in the Preamble.
“Earnout” means, with respect to the Acquisition, that portion of the purchase consideration therefor and that portion of all other payments and liabilities, directly or indirectly, payable in cash or

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other property in exchange for, or as part of, or in connection with, the Acquisition, as the case may be, that is deferred for payment to a future time after the consummation of the Acquisition, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business, but excluding any working capital or similar post-closing price adjustments made or to be made in connection with the Acquisition. The Earnout shall specifically exclude any holdback(s) of the purchase consideration earned upon the closing of the Acquisition.
"Earnout Subordination Agreement" means that certain Earnout Subordination Agreement, dated as of even date herewith, among Loan Parties, Seller, Equityholders and Bank.
"ECP" means, with respect to any Swap Obligation, an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time this Agreement, or any Facility Guaranty of, or the grant of a security interest to secure, becomes effective with respect to such Swap Obligation.
“Equityholders” is defined in Recital A.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute, and any and all regulations thereunder.
"ERISA Event" means (a) a Reportable Event with respect to a Plan or Multiemployer Plan, (b) the withdrawal of a member of the ERISA Group from a Plan during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or(ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA of a member of the ERISA Group from a Multiemployer Plan, or (g) providing any security to any Plan under Section 401(a)(29) of the Internal Revenue Code by a member of the ERISA Group.
"ERISA Group" means Borrowers and all members of a controlled group of corporations and all trades or business (whether or not incorporated) under common control which, together with Borrowers are treated as a single employer under Section 414 of the Internal Revenue Code.
"Equipment" has the meaning given to such term in the UCC.
"Event of Default" has the meaning set forth in Section 7.1.
"Excess Cash Flow" means, for any Fiscal Year of Borrowers and their Subsidiaries, the positive difference (if any) of (a) Consolidated Adjusted EBITDA for such Fiscal Year minus (b) the sum (for such Fiscal Year, without duplication) of (i) payments in respect of the Earnout actually paid in cash, (ii) all income taxes (including any Tax Distributions) actually paid in cash by Borrowers and their Subsidiaries, (iii) Non-Financed Capital Expenditures actually made by Borrowers and their

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Subsidiaries, (iv) Consolidated Interest Expense actually paid in cash by Borrowers and their Subsidiaries on any debt for borrowed money and on any Capital Leases, (v) increases (or minus decreases) in Consolidated Working Capital, (vi) any extraordinary, unusual or non-recurring losses or expenses approved by Bank writing, in its Permitted Discretion, (vii) costs, fees, charges or expenses incurred in connection with the Acquisition and the negotiation and documentation of this Agreement in an aggregate amount not to exceed $2,700,000, and (viii) any voluntary prepayments made pursuant to Section 1.2(c).
"Excess Cash Flow Recapture Percentage" (i) 50% if the Total Funded Debt to Consolidated Adjusted EBITDA Ratio for any Fiscal Year of Borrowers and their Subsidiaries (by reference to the Compliance Certificate delivered pursuant to Section 5.3(c) calculating the Total Funded Debt to Consolidated Adjusted EBITDA Ratio as of the last day of such Fiscal Year) is equal to or greater than 1.90:1.00; (ii) 25% if such Total Funded Debt to Consolidated Adjusted EBITDA Ratio is less than 1.90:1.00 and equal to or greater than 1.00:1.00; and (iii) 0% of such Consolidated Excess Cash Flow if such Total Funded Debt to Consolidated Adjusted EBITDA Ratio is less than 1.00:1.00.
"Excluded Swap Obligation" means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of this Agreement (or the Facility Guaranty of such Loan Party of), or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Facility Guaranty thereof, including pursuant to this Agreement) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party's failure for any reason to constitute an ECP. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which this Agreement or such Facility Guaranty or security interest is or becomes illegal.
"Excluded Taxes" means (i) income taxes, franchise taxes, branch profits taxes or similar taxes imposed on Bank or any other recipient of payments under the Loan Documents from the Loan Parties; (ii) United States withholding taxes imposed on amounts payable to or for the account of Bank or such other recipient with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (a) such person acquires such interest in the Loan or (b) Bank changes its lending office, except in each case to the extent that, pursuant to Section 1.12, amounts with respect to such taxes were payable either to such person's assignor immediately before such person became a party hereto or to such person immediately before it changed its lending office; (iii) taxes attributable to Bank or such other recipient's failure to comply with Section 1.12(b); (iv) any withholding Taxes imposed under FATCA; and (v) any taxes attributable to the Bank's failure to maintain the Register.
"Existing Lender" means JPMorgan Chase Bank, N.A..
"Expenses" means (i) all reasonable and documented out-of-pocket expenses of Bank paid or incurred in connection with its due diligence and investigation of Loan Parties, including appraisal, filing, recording, documentation, publication and search fees and other such expenses, and all attorneys’ fees and expenses (including attorneys’ fees incurred pursuant to proceedings arising under the Bankruptcy Code) incurred in connection with the structuring, negotiation, drafting, preparation, execution and delivery of this Agreement, the Loan Documents, and any and all other documents, instruments and agreements entered into in connection herewith; (ii) all reasonable and documented

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out-of-pocket expenses of Bank, including attorneys’ fees and expenses (including attorneys’ fees incurred pursuant to proceedings arising under the Bankruptcy Code) paid or incurred in connection with the negotiation, preparation, execution and delivery of any waiver, forbearance, consent, amendment or addition to this Agreement or any Loan Document, or the termination hereof and thereof; (iii) all reasonable and documented out-of-pocket costs or expenses paid or advanced by Bank which are required to be paid by Borrowers under this Agreement or the Loan Documents, including taxes and insurance premiums of every nature and kind of Bank; and (iv) if an Event of Default occurs, all reasonable and documented out-of-pocket expenses paid or incurred by Bank, including attorneys’ fees and expenses (including attorneys’ fees incurred pursuant to proceedings arising under the Bankruptcy Code), costs of collection, suit, arbitration, judicial reference and other enforcement proceedings, and any other out-of-pocket expenses incurred in connection therewith or resulting therefrom, whether or not suit is brought, or in connection with any refinancing or restructuring of the Obligations and the liabilities of Borrowers under this Agreement, any of the Loan Documents, or any other document, instrument or agreement entered into in connection herewith in the nature of a workout.
"Extraordinary Receipt" means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments net of any taxes paid or payable in connection with such receipt and any cash expense relating to the collection of such Extraordinary Receipts.
"Facility Guaranty" and "Facility Guaranties" means, individually or collectively as the context requires, each certain guaranty executed by a Guarantor in favor of Bank.
"FATCA" means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.
"Fees" means the Revolving Credit Facility Fee, the Term Loan Commitment Fee, the Prepayment Fees, the Letter of Credit Fees, the Late Delivery Fee, the Appraisal Fees and the Audit Fees.
"Financial Statement(s)" means, with respect to any accounting period of any Person, statements of income and statements of cash flows of such Person for such period, and balance sheets of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding Fiscal Year or, if such period is a full Fiscal Year, corresponding figures from the preceding annual audit, all prepared in reasonable detail and in accordance with GAAP, subject to year-end adjustments in the case of monthly and quarterly Financial Statements. Financial Statement(s) shall include the schedules thereto and annual Financial Statements shall also include the footnotes thereto.
"Fiscal Month" means any of the monthly accounting periods of Borrowers.

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"Fiscal Quarter" means any of the quarterly accounting periods of Borrowers.
"Fiscal Year" means the twelve Fiscal Month period of Borrowers ending March 31 of each year. Subsequent changes of the Fiscal Year of Borrowers shall not change the term "Fiscal Year" unless Bank shall consent in writing to such change.
"Fixed Charge Coverage Ratio" means, for any date of determination, the ratio of: (a) the result of (i) Consolidated Adjusted EBITDA for the Applicable Period ended on such date of determination, minus (ii) the sum of the following for the Applicable Period ended on such date of determination: (A) Non-Financed Capital Expenditures, plus (B) taxes paid in cash during such period, plus (C) Distributions paid in cash during such period; plus (D) payments in respect of the Earnout actually paid in cash during such period; to (b) Debt Service for such period, all as determined in accordance with GAAP.
"Flow of Funds Agreement" means that certain Flow of Funds Agreement, dated as of even date herewith, among Loan Parties and Bank.
"Foreign Subsidiary" means any direct or indirect Subsidiary of any Borrower that is not a Domestic Subsidiary.
"Funded Debt" means as of the date of determination, the sum of (i) the outstanding Loans, (ii)  the outstanding L/C Obligations, (iii) outstanding Subordinate Debt (including, without limitation, the Earnout) and (iv) any other outstanding Debt of Borrowers, heretofore or hereafter created, issued, incurred or assumed (directly or indirectly) for or in respect of money borrowed, including without limitation, Debt secured by a Purchase Money Lien, Capital Lease Obligations, obligations evidenced by bonds, debentures, notes, or other similar instruments, and obligations for the deferred purchase price of property or services; provided that Permitted Debt under clauses (e), (j) and (k) of the definition thereof shall not be Funded Debt.
"GAAP" means generally accepted accounting principles in the United States of America, consistently applied, which are in effect as of the date of this Agreement. If any changes in accounting principles from those in effect on the date hereof are hereafter occasioned by promulgation of rules, regulations, pronouncements or opinions by or are otherwise required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), and any of such changes results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found herein, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such changes, with the desired result that the criteria for evaluating financial condition and results of operations of Borrowers and the Subsidiaries shall be the same after such changes as if such changes had not been made.
"Governing Documents" means the certificate or articles or certificate of incorporation, by-laws, articles or certificate of organization, operating agreement, or other organizational or governing documents of any Person.
"Governmental Authority" means any federal, state, local or other governmental department, commission, board, bureau, agency, central bank, court, tribunal or other instrumentality or authority

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or subdivision thereof, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
"Guarantee" means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term "Guarantee" as a verb has a corresponding meaning.
"Guarantor(s)" means, individually or collectively as the context requires, Target, all present or future Domestic Subsidiaries, and every other Person who now or hereafter executes a Facility Guaranty in favor of Bank with respect to the Obligations, including without limitation, the Swap Obligations under the Swap Documents, but excluding all Excluded Swap Obligations.
"Hazardous Materials" means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws as hazardous substances, hazardous materials, hazardous wastes, toxic substances, or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or EP toxicity or are otherwise regulated for the protection of persons, property or the environment; (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million.
"Holdings" is defined in the Preamble.
"Indemnified Person(s)" has the meaning given to such term in Section 8.3(c).
"Insolvency Proceeding" means any proceeding commenced by or against any Person, under any provision of the Bankruptcy Code, or under any other bankruptcy or insolvency law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, compositions, or extensions with some or all creditors.

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"Intellectual Property" means all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.
"Intellectual Property Security Agreement" means each certain Copyright Security Agreement, Patent Security Agreement, and Trademark Security Agreement (as each of such terms are defined in the Security Agreement).
"Intercompany Subordination Agreement" means that certain Intercompany Subordination Agreement, dated as of even date herewith, among Loan Parties and Bank.
"Interest Payment Date" means, the 5th day of each and every month, the Revolving Loans Maturity Date and the Term Loan Maturity Date, as applicable.
"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute, and any and all regulations thereunder.
"Inventory" has the meaning given to such term in the UCC.
"Investment" means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, Guarantees, advances, capital contributions, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.
"ISP" means the International Standby Practices (1998 version), and any subsequent versions or revisions approved by a Congress of the International Chamber of Commerce Publication 590 and adhered to by Bank.
"Knowledge" has the meaning given to such term in Section 8.9.
"Late Delivery Fee" has the meaning given to such term in Section 1.10(e).
"L/C Obligations" means the sum (without duplication) of (a) all Reimbursement Obligations; and (b) the Letter of Credit Usage.
"Letter(s) of Credit" means, individually or collectively, as the context requires (i) any standby letter(s) of credit issued by Bank, pursuant to Section 2.1 and (ii) that certain Irrevocable Standby Letter of Credit No. LC3363200004-601 in the amount of $300,000, dated as of September 4, 2018, issued by Bank to Holdings for the benefit of SVF Northshore Austin, LP.

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"Letter of Credit Application" means Bank's standard form of Letter of Credit Application.
"Letter of Credit Fees" has the meaning given to such term in the Section 2.3(a).
"Letter of Credit Sublimit" has the meaning given to such term in Section 2.1(a) of the Summary of Credit Terms.
"Letter of Credit Usage" means, on any date of determination, the aggregate maximum amounts available to be drawn under all outstanding Letters of Credit, without regard to whether any conditions to drawing could then be met.
"LIBOR" means, with respect any calendar month, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the greater of (a) (i) the average of interbank offered rates for one month U.S. dollar-denominated deposits in the London market, commonly known as "One Month LIBOR", as published by The Wall Street Journal on the first day of such calendar month, multiplied by (ii) the Statutory Reserve Rate, and (b) one and three-quarters percent (1.75%). If, for any reason, such rate does not appear in the Wall Street Journal, then LIBOR shall be reasonably determined by Bank and shall be equal to the rates published by a publicly available replacement index or replacement page adopted broadly in the market for other similar lending institutions, but in any event, subject to adjustment for the Statutory Reserve Rate and subject to the 1.75% floor set forth in clause (b) of the preceding sentence.
"Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement or other preferential arrangement, charge or encumbrance (including, any conditional sale or other title retention agreement, or finance lease) of any kind.
"Loan Document(s)" means this Agreement and each of the following documents, instruments, and agreements individually or collectively, as the context requires:
(23)    the Flow of Funds Agreement;
(23)    the Notes;
(23)    the Security Agreement;
(23)    the Facility Guaranties;
(23)    the Intellectual Property Security Agreements;
(23)    the Intercompany Subordination Agreement;
(23)    the Earnout Subordination Agreement;
(23)    the other Subordination Agreements;
(23)    the Collateral Assignment of Purchase Agreement;
(23)    the Collateral Access Agreements;

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(23)    all Bank Product Agreements (other than any Bank Product Agreement providing for a Swap); and
(23)    such other documents, instruments, and agreements (including intellectual property security agreements, control agreements, financing statements and fixture filings) as Bank may reasonably request in connection with the transactions contemplated hereunder or to perfect or protect the liens and security interests granted to Bank in connection herewith.
"Loan Parties" means individually and collectively, Borrowers and Guarantors (each a "Loan Party").
"Loans" means the Revolving Loans and the Term Loan (each, a "Loan").
"Loan Year" means each 365 day period (or 366 day period in the case of any period that includes February 29) commencing on the Closing Date and each anniversary thereof.
"Material Adverse Effect" means a material adverse effect on (i) the business, Assets, condition (financial or otherwise), or results of operations of Borrowers and Guarantors taken as a whole; (ii) the ability of Borrowers to perform their obligations under the Loan Documents to which they are a party (including, without limitation, repayment of the Obligations as they come due), or the ability of any other Loan Party to perform its obligations under the Loan Documents to which it is a party, (iii) the validity or enforceability of the Loan Documents, or the rights or remedies of Bank hereunder and thereunder, (iv) the value of the Collateral taken as a whole, or (v) the priority of Bank's Liens with respect to the Collateral.
"Material Contract" means, with respect to Borrowers, each contract or agreement to which any Borrower is a party that is deemed to be a material contract or material definitive agreement under any United States federal or state securities Laws as applied to such Borrower and its Subsidiaries on a consolidated basis, taken as a whole.
"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA or Section 3(37) of ERISA to which any member of the ERISA Group has contributed, or was obligated to contribute, within the preceding six plan years (while a member of such ERISA Group) including for these purposes any Person which ceased to be a member of the ERISA Group during such six year period.
"Net Proceeds" means (a) with respect to any Disposition by any Loan Party or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Debt that is secured by a Lien permitted hereunder on the applicable Asset which is senior to Bank's Lien on such Asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Debt under the Loan Documents), and (B) the reasonable and customary expenses incurred by such Loan Party or such Subsidiary in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses, other taxes paid in cash in connection with the consummation of such transaction, and commissions) paid by any Loan Party

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to third parties (other than Affiliates); and (b) with respect to the sale or issuance of any Ownership Interests by any Loan Party or any of its Subsidiaries, or the incurrence or issuance of any Debt by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary expenses, incurred by such Loan Party or such Subsidiary in connection therewith.
“Non-ECF Prepayment” has the meaning set forth in Section 1.10(c).
"Non-Financed Capital Expenditures" means, for any period, (a) Capital Expenditures minus (b) the portion of Capital Expenditures financed under Capital Leases or other Debt (excluding Loans).
"Notes" means, collectively, the Revolving Loans Note and the Term Loan Note (each, a "Note").
"Notice of Borrowing" means a notice of the Authorized Officer of Administrative Borrower, appropriately completed and substantially in the form of Exhibit 1.4(b) hereto.
"Notice of Prepayment" means a notice of the Authorized Officer of Administrative Borrower, appropriately completed and substantially in the form of Exhibit 1.2(c) hereto.
"Obligations" means (i) any and all obligations of Borrowers to Bank with respect to the Loans, including without limitation all principal, interest, and other amounts, costs and Fees and Expenses payable under this Agreement and the Loan Documents; excluding, however, all Excluded Swap Obligations; (ii) any and all obligations of Borrowers to any Bank Product Provider arising under or in connection with any transaction now existing or hereafter entered into between Borrowers and such Bank Product Provider which is a Swap; excluding, however, all Excluded Swap Obligations; and (iii) all other indebtedness, liabilities, and obligations of Borrowers owing to Bank, and/or the Bank Product Providers, and to their successors and assigns, previously, now, or hereafter incurred, and howsoever evidenced, whether direct or indirect, absolute or contingent, joint or several, liquidated or unliquidated, voluntary or involuntary, due or not due, legal or equitable, whether incurred before, during, or after any Insolvency Proceeding and whether recovery thereof is or becomes barred by a statute of limitations or is or becomes otherwise unenforceable or unallowable as claims in any Insolvency Proceeding, together with all interest thereupon (including interest under Section 1.3(b) and including any interest that, but for the provisions of the Bankruptcy Code, would have accrued during the pendency of an Insolvency Proceeding). The Obligations shall include, without limiting the generality of the foregoing, all principal and interest and other payment obligations owing under the Loans, all Reimbursement Obligations, all Bank Product Obligations, all Expenses, the Fees, any other fees and expenses due hereunder and under the Loan Documents (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued during the pendency of an Insolvency Proceeding), and all other indebtedness evidenced by this Agreement, the Loan Documents, and/or the Bank Product Agreements; excluding, however, all Excluded Swap Obligations.
"OFAC" means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
"Operating Lease" means any lease of an Asset by a Person which, in conformity with GAAP, is not a Capital Lease.

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"Other Connection Taxes" means, with respect to any recipient of payments under any Loan Documents from any Loan Party, taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such tax (other than connections solely arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
"Overadvance" has the meaning set forth in Section 1.1(c).
"Owner" means, with respect to any Person, any other Person owning Ownership Interests of such Person.
"Ownership Interests" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.
"Participant" has the meaning set forth in Section 8.5(d).
“Pass-Through Tax Liabilities” means the amount of state, local, and federal income tax paid or to be paid by a Loan Party’s Owners on taxable income earned by such Loan Party as a result of such Loan Party’s “pass-through” tax status or as the result of a being a member of a consolidated, combined, or unitary group (or similar group) for income tax purposes, assuming the highest marginal income tax rate for federal and state (for the state or states in which any such Owner is liable for income taxes with respect to such income) income tax purposes, after taking into account any deduction for state income taxes, if applicable, in calculating the federal income tax liability and all other deductions, credits, deferrals and other reductions available to such Owners from or through such Loan Party.
"Patriot Act" means the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001.
“Payoff Letter” means that certain letter, in form and substance reasonably satisfactory to Bank, from Existing Lender respecting the amount necessary to repay in full all of the obligations of Borrower owing to Existing Lender and obtain a termination or release of all of the Liens existing in favor of Existing Lender in and to the Assets of Loan Parties.
"Permitted Debt" means (a) Debt owing to Bank in accordance with the terms of this Agreement and the Loan Documents, (b) unsecured Debt to trade creditors incurred in the ordinary course of business, (c) Debt incurred as a result of endorsing negotiable instruments received in the ordinary course of business, (d) Debt in an aggregate amount outstanding not to exceed $250,000 at any time secured by Purchase Money Liens, (e) Debt consisting of Capital Leases in an aggregate outstanding principal amount not to exceed $250,000 at any time, (f) Debt consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations, or (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions, (g) Debt owed to any Person providing property, casualty, liability, or other insurance to Borrowers, so long as the amount of such Debt is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Debt is incurred

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and such Debt is outstanding only during such year, (h) other Debt in an aggregate amount outstanding not to exceed $100,000 at any time, (i) Subordinate Debt, (j) Debt owing by a Loan Party to another Loan Party, subject in each case to the Intercompany Subordination Agreement, (k) Debt owing by a Loan Party to any Foreign Subsidiary, (l) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Debt (a) through (k) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon the applicable Loan Party or its Subsidiary, as the case may be.
"Permitted Discretion" means a determination made in the exercise of reasonable (from the perspective of a secured commercial lender) business judgment.
"Permitted Dispositions" means (a) Dispositions in the ordinary course of business of equipment that is substantially worn, damaged, or obsolete or no longer useful, (b) sales of Inventory to buyers in the ordinary course of business, (c) the licensing, on a non-exclusive basis, of Intellectual Property rights in the ordinary course of business, (d) the use or transfer of money or cash equivalents in a manner that is not prohibited by the terms of the Agreement, (e) the granting of Permitted Liens, (f) the sale or discount, in each case without recourse, of Accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof, (g) any involuntary loss, damage or destruction of property that is not otherwise an Event of Default under Section 7.1, (h) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property that is not otherwise an Event of Default under Section 7.1, (i) the leasing or subleasing of assets in the ordinary course of business to the extent otherwise permitted by the Loan Documents, (j) the lapse of registered patents, trademarks and other Intellectual Property to the extent not economically desirable in the conduct of its business and so long as such lapse is not materially adverse to the interests of the Bank, (k) the making of Permitted Restricted Payments, (l) the making of Permitted Investments, (m) the making of Permitted Equity Issuances and (n) Dispositions of Assets (other than Accounts) not otherwise permitted above so long as made at fair market value and the aggregate fair market value of all assets disposed of in all such Dispositions in any particular Fiscal Year (including the proposed Disposition) would not exceed $100,000 in such Fiscal Year.
"Permitted Equity Issuances" means (a) issuances of equity to employees, directors or other service providers pursuant to option plans or other incentive plans approved by the board of managers of Holdings, (b) issuances of equity made as consideration for any acquisition by the Borrowers of any other Person's business or assets (provided that such acquisition is permitted or is approved by Bank under the terms of this Agreement), (c) the formation of, and issuances of equity made in connection with the formation of, any Foreign Subsidiary, provided that as soon as available but not later than 15 days after the formation of any such Foreign Subsidiary, Administrative Borrower shall deliver to Bank or Bank's counsel accurate and complete copies of its Governing Documents which are operative and in effect as of such date with respect to such Foreign Subsidiary and such other information as Bank shall reasonably require or (d) issuances of equity pursuant to options, warrants, rights of conversion or purchase or any similar rights outstanding prior to the Closing Date.
"Permitted Investments" means (a) Investments in cash and cash equivalents maintained at Bank, (b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) deposits of cash made in the ordinary course of business to secure performance of operating leases, (e) Investments not to exceed $50,000 in the aggregate outstanding at any time consisting of travel advances and employee relocation loans and other employee loans

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and advances in the ordinary course of business, (f) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; (g) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this clause (g) shall not apply to Investments of any Borrower in any Subsidiary (except to the extent clause (h) applies), (h) the Acquisition, (i)  investments of any Loan Party in any other Loan Party or any Foreign Subsidiary made in the ordinary course of business, and (j) so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $50,000 during the term of the Agreement.
"Permitted Liens" means (a) Liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty, or are being contested in good faith by appropriate proceedings, provided that, if delinquent, adequate reserves have been set aside with respect thereto as required by GAAP and, by reason of nonpayment, no property is subject to a material risk of loss or forfeiture; (b) Liens in favor of Bank; (c) statutory Liens, such as inchoate mechanics', inchoate materialmen's, landlord's, warehousemen's, and carriers' liens, and other similar liens, other than those described in clause (a) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith by appropriate proceedings, provided that, if delinquent, adequate reserves have been set aside with respect thereto as required by GAAP and, by reason of nonpayment, no property is subject to a material risk of loss or forfeiture; (d) Purchase Money Liens and Capital Leases securing the Permitted Debt described in clause (c) of the definition thereof set forth above (x) on or with respect to equipment acquired or held by any Loan Party or its Subsidiaries incurred for financing the acquisition of the equipment, or (y) existing on equipment at the time of its acquisition; (e) Liens to secure payment of workers' compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA); (f) Liens on amounts deposited to secure reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business; (g) leases or subleases of real property granted in the ordinary course of a Loan Party's business (or, if referring to another Person, in the ordinary course of such Person's business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of a Loan Party's business (or, if referring to another Person, in the ordinary course of such Person's business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein; (h) non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business; (i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Section 7.1(i); (j) Liens in favor of other financial institutions arising in connection with deposit and/or securities accounts held at such institutions to the extent otherwise permitted by the Loan Documents, provided that Bank has a first priority perfected security interest in the amounts held in such deposit and/or securities accounts; (k) Liens incurred under Subordinate Debt approved by the Bank, (l) Liens incurred under Permitted Debt pursuant to clause (j) of the definition thereof, (m) Liens incurred in the extension, renewal or refinancing of Permitted Liens, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase, and (n) other Liens which do not secure Debt for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $100,000.

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"Permitted Restricted Payments" means: (a) Distributions payable solely in Ownership Interests of a Loan Party (other than of any Pledged Company), (b) Tax Distributions, (c)  payments on the Subordinate Debt to the extent permitted by the applicable Subordination Agreement (including payments in respect of the Earnout permitted by the Earnout Subordination Agreement), provided that, in each case, both before and after giving effect to such payment, the Borrowers shall be in pro forma compliance with the covenants set forth in Section 6.14 recomputed for the most recent period for which financial statements have been delivered to Bank pursuant to and in accordance with Section 5.3(a) (as evidenced by calculations certified by the chief financial officer of the Administrative Borrower with respect to such compliance); and (d) payments to Loan Parties or Foreign Subsidiaries in the ordinary course of business.
"Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
"Plan" means an employee pension benefit plan as defined in Section 3(3) of ERISA in which any personnel of any member of the ERISA Group participate or from which any such personnel may derive a benefit or with respect to which any member of the ERISA Group may incur liability, excluding any Multiemployer Plan, but including any plan either established or maintained by any member of the ERISA Group or to which such Person contributes under the laws of any foreign country.
"Pledged Company" means Borrowers and any other Subsidiary the Ownership Interests of which have been pledged to Bank to secure the Obligations pursuant to the terms and conditions hereof or any Loan Document.
"Prepayment Fees" means, collectively, the Revolving Credit Termination Fee and the Term Loan Prepayment Fee.
"Pro Forma Basis" means for purposes of paying the Earnout as permitted by Section 6.10, the calculation of the Fixed Charge Coverage Ratio on a pro forma basis after giving effect to such Earnout as if such Earnout had been paid on the first day of the Fiscal Quarter most recently ended for which the Financial Statements are available, determined by Borrowers in good faith.
"Protective Advances" has the meaning given to such term in Section 1.11.
"Purchase Agreement" is defined in Recital A.
"Purchase Money Lien" means a Lien on any item of equipment of Borrowers; provided that (i) such Lien attaches only to that item of equipment, and (ii) the purchase-money obligation secured by such item of equipment does not exceed one hundred percent (100%) of the purchase price of such item of equipment.
"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as such regulation may be amended or supplemented from time to time.
"Reimbursement Obligations" means the obligations of Borrowers to reimburse Bank pursuant to Section 2.5 amounts drawn under Letters of Credit (irrespective of whether contingent).

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"Reportable Event" means any of the events described in Section 4043(c) of ERISA other than a Reportable Event as to which the provision of 30 days' notice to the PBGC is waived under applicable regulations.
"Restricted Payment" means (a) any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance with respect to any Subordinate Debt, including any payment in respect of the Earnout, (b) any Distribution on account of any Ownership Interests of any Loan Party, now or hereafter outstanding, (c) any purchase, redemption, retirement, sinking fund, or other direct or indirect acquisition for value any of Ownership Interests of any Loan Party now or hereafter outstanding, (d) any distribution of Assets to any Owners of any Loan Party, whether in cash, Assets, or in obligations of such Loan Party, (e) any allocation or other set apart of any sum for the payment of any Distribution on, or for the purchase, redemption or retirement of, any Ownership Interests of any Loan Party, or (f) any other distribution by reduction of capital or otherwise in respect of any Ownership Interests of any Loan Party.
“Revolving Credit Usage” means, as of the date of determination, the aggregate amount of outstanding Revolving Loans (inclusive of Protective Advances).
"Revolving Credit Commitment" has the meaning given to such term in Section 1.1 of the Summary of Credit Terms.
"Revolving Credit Facility Fee" has the meaning set forth in Section 1.10(a).
"Revolving Loans" has the meaning given to such term in Section 1.1.
"Revolving Loans Maturity Date" has the meaning given to such term in Section 1.1 of the Summary of Credit Terms.
"Revolving Loans Note" means that certain Secured Promissory Note (Revolving Loans), dated as of even date herewith, executed by Borrowers to the order of Bank, in the principal amount of the Revolving Credit Commitment.
"Revolving Credit Termination Fee" has the meaning given to such term in Section 1.10(b).
"Security Agreement" means that certain Security Agreement, dated as of even date herewith, among Loan Parties and Bank.
“Seller” is defined in Recital A.
"Solvent" means, with respect to any Person on the date any determination thereof is to be made, that on such date: (a) the present fair valuation of the Assets of such Person is greater than such Person's probable liability in respect of existing debts; (b) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature; and (c) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, which would leave such Person with Assets remaining which would constitute unreasonably small capital after giving effect to the nature of the particular business or transaction. For purposes of this definition (i) the fair valuation of any property or assets means the amount realizable within a reasonable time, either through collection or sale of such Assets at their regular market value, which is the amount obtainable by a capable and diligent Person from an interested buyer willing to

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purchase such property or assets within a reasonable time under ordinary circumstances; and (ii) the term debts includes any payment obligation, whether or not reduced to judgment, equitable or legal, matured or unmatured, liquidated or unliquidated, disputed or undisputed, secured or unsecured, absolute, fixed or contingent.
"Statutory Reserve Rate" shall mean, for any day as applied to any Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages that are in effect on that day (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, as prescribed by the Board of Governors of the Federal Reserve System and to which Bank is subject, for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D). Such reserve percentages shall include those imposed pursuant to such Regulation D. Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to Bank under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
"Subordinate Debt" means any Debt that is approved in writing by Bank, in its sole discretion, and subordinated to the Obligations on terms and conditions approved in writing by Bank, in its sole discretion, which shall include, without limitation, the Earnout.
"Subordination Agreements" means any subordination agreement accepted by Bank from time to time in its sole discretion (each, a "Subordination Agreement").
"Subsidiary" means any corporation, limited liability company, partnership, trust or other entity (whether now existing or hereafter organized or acquired) of which any Borrower or one or more Subsidiaries of such Borrower at the time owns or controls directly or indirectly more than 50% of the shares of stock or partnership or other ownership interest having general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees or otherwise exercising control of such corporation, limited liability company, partnership, trust or other entity (irrespective of whether at the time stock or any other form of ownership of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
"Summary of Credit Terms" means the Summary of Credit Terms at the head of this Agreement.
"Swap" means and includes any transaction now existing or hereafter entered into between Borrowers and Bank which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures, including without limitation the interest rate swap transaction entered into pursuant to the Swap Documents.
"Swap Documents" means and includes the ISDA Master Agreement and Schedule thereto between Borrowers and Bank, and all Confirmations (as such term is defined in such ISDA Master Agreement) between Borrowers and Bank executed in connection with any Swaps.

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"Swap Termination Value" means, with respect to any Swap, at any time, after taking into account the effect of any legally enforceable netting or master agreement relating to such Swap and the effect of all Swaps outstanding under such netting or master agreement, (a) for any date on or after the date that such Swaps have been closed out pursuant to an early termination date, the net close-out, settlement or termination value derived thereby, and (b) for any other date, the net close-out, settlement or termination value that would be determined as of such date under the relevant netting or master agreement, if any, as if such Swaps were subject to early termination due to default of any Borrower or its Affiliates.
"Swap Obligation" means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act.
"Synthetic Lease Obligation" means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
"Target" is defined in the Recital A.
"Tax Distributions" means Distributions declared and paid by a Loan Party to its Owners, or which could have been declared and paid by such Loan Party to its Owners, in an amount not to exceed the Pass-Through Tax Liabilities with respect to the Fiscal Year for which such Distributions are paid.
"Taxes" has the meaning set forth in Section 1.12.
"Term Loan" has the meaning given to such term in Section 1.2(a).
"Term Loan Commitment" has the meaning given to such term in Section 1.2(a) of the Summary of Credit Terms.
"Term Loan Commitment Fee" has the meaning set forth in Section 1.10(a).
"Term Loan Maturity Date" has the meaning given to such term in Section 1.2(c) of the Summary of Credit Terms.
"Term Loan Note" means that certain Secured Promissory Note (Term Loan), dated as of even date herewith, executed by Borrowers to the order of Bank, in the original principal amount equal to the Term Loan Commitment.
"Term Loan Prepayment Fee" has the meaning given to such term in Section 1.10(c).
"Total Funded Debt to Consolidated Adjusted EBITDA Ratio" means, as of the date of determination, the ratio of: (a) Funded Debt; to (b) Consolidated Adjusted EBITDA for the four Fiscal Quarter period ending on the date of determination.
"Transferee" has the meaning set forth in Section 8.5(e).

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"UCC" means the New York Uniform Commercial Code, as amended or supplemented from time to time.
"Uniform Customs" means the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.
"Unused Line Fee" has the meaning given to such term in Section 1.10(d).
1.2    Accounting Terms and Determinations.
(a)    Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all Financial Statements required to be delivered hereunder shall be prepared in accordance with GAAP.
(b)    Together with each Compliance Certificate, the Administrative Borrower will provide a written summary of any changes in GAAP that materially impact the calculation of the financial covenants in Article 8 contained in such Compliance Certificate. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and any of the Borrowers or Bank shall so request, Bank and the Administrative Borrower on behalf of the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP, provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Administrative Borrower shall provide to Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(c)    For purposes of determining compliance with any covenant (including the computation of any financial covenant), all liability amounts shall be determined excluding any liability relating to any operating lease, all asset amounts shall be determined excluding any right-of-use assets relating to any operating lease, all amortization amounts shall be determined excluding any amortization of a right-of-use asset relating to any operating lease, and all interest amounts shall be determined excluding any deemed interest comprising a portion of fixed rent payable under any operating lease, in each case to the extent that such liability, asset, amortization or interest pertains to an operating lease under which the covenantor or a member of its consolidated group is the lessee and would not have been accounted for as such under GAAP as in effect on December 31, 2015.
1.3    UCC Terms. Any and all terms used in this Agreement or in any Loan Document which are defined in the UCC shall be construed and defined in accordance with the meaning and definition ascribed to such terms under the UCC, unless otherwise defined herein or in such Loan Document.
1.4    Computation of Time Periods. In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word from means from and including and the words to and until each mean to but excluding. Periods of days referred to in this Agreement shall be counted in calendar days unless otherwise stated.

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1.5    Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural, references to any gender include any other gender, the part includes the whole, the term including is not limiting, and the term or has, except where otherwise indicated, the inclusive meaning represented by the phrase and/or. References in this Agreement to determination by Bank include good faith estimates by Bank (in the case of quantitative determinations), and good faith beliefs by Bank (in the case of qualitative determinations). The words hereof, herein, hereby, hereunder, and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, exhibit and schedule references are to this Agreement, unless otherwise specified. Any reference in this Agreement or any of the Loan Documents to this Agreement or any of the Loan Documents includes any and all permitted alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable.
1.6    Exhibits and Schedules. All of the exhibits and schedules attached hereto shall be deemed incorporated herein by reference.
1.7    No Presumption Against Any Party. Neither this Agreement, any of the Loan Documents, any other document, agreement, or instrument entered into in connection herewith, nor any uncertainty or ambiguity herein or therein shall be construed or resolved using any presumption against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement, the Loan Documents, and the other documents, instruments, and agreements entered into in connection herewith have been reviewed by each of the parties and their counsel and shall be construed and interpreted according to the ordinary meanings of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
1.8    Independence of Provisions. All agreements and covenants hereunder, under the Loan Documents, and the other documents, instruments, and agreements entered into in connection herewith shall be given independent effect such that if a particular action or condition is prohibited by the terms of any such agreement or covenant, the fact that such action or condition would be permitted within the limitations of another agreement or covenant shall not be construed as allowing such action to be taken or condition to exist.

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Schedule B
To
Credit Agreement
Closing Conditions
Bank must receive each of the following prior to the Closing Date, each in form and substance satisfactory to Bank.

1.	This Agreement and each of the Loan Documents, all duly executed by Borrowers and/or the other Persons party thereto, and acknowledged where required;

2.
A Certificate of the Secretary of each Loan Party, dated as of the Closing Date, certifying (i) the incumbency and signatures of the officers who are executing this Agreement and the Loan Documents on behalf of such Loan Party; (ii) the Governing Documents of such Loan Party and all amendments thereto as being true and correct and in full force and effect; and (iii) the resolutions of the Members of such Loan Party as being true and correct and in full force and effect, authorizing the execution and delivery of the Loan Documents, and authorizing the transactions contemplated hereunder and thereunder, and authorizing the officers to execute the same on behalf of such Loan Party;

3.
Each Loan Party's Certificate of Formation and all amendments thereto, certified by the Secretary of State of each applicable jurisdiction of formation and dated a recent date prior to the Closing Date;

4.
Certificates of status and good standing and foreign qualification for each Loan Party, dated a recent date prior to the Closing Date, showing that such Loan Party is in good standing and/or qualified to do business as a foreign entity under the laws of the states indicated in Schedule 4.1.

5.
A certificate signed by an Authorized Officer of each Loan Party, dated as of the Closing Date, certifying that (i) both immediately before and immediately after giving effect to the transactions contemplated by this Agreement and the Loan Documents, such Loan Party is and will be Solvent; (ii) to the best of their Knowledge, the representations and warranties of each Loan Party contained in this Agreement and the Loan Documents are true and correct, and to the best of their Knowledge, both immediately before and immediately after giving effect to the transactions contemplated by the Loan Documents and the Purchase Agreement, no Event of Default or Default is continuing or shall occur;

6.
To the extent certificated, the original certificates evidencing 100% of the issued and outstanding Ownership Interests of each Borrower and each Domestic Subsidiary, and undated stock powers with respect thereto, duly executed in blank;

7.	Due diligence with respect to Loan Parties (including background checks on management), including audits, financial and legal survey;

8.	Uniform Commercial Code and other public record searches with respect to Loan Parties;

9.	True and correct copies of all agreements, instruments and documents evidencing Subordinate Debt, including without limitation, the Earnout;

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10.	The Term Loan Commitment Fee and all Expenses owing on the Closing Date;

11.	True and correct executed copies of the Purchase Agreement, including all schedules and exhibits thereto, and all documents related thereto;

12.
Satisfactory evidence that the Acquisition has been duly consummated or shall be duly consummated immediately upon the funding of the initial Loans in material compliance with Applicable Law and on terms and conditions acceptable to Bank in accordance with the Purchase Agreement without material waiver of any term or condition thereof which has not been consented to by Bank;

13.	Copies of insurance binders or insurance certificates evidencing Borrowers' having caused to be obtained insurance in accordance with Section 5.5;

14.	Evidence that no Material Adverse Effect shall have occurred;

15.	An originally executed copy of the favorable written opinion of Jackson Walker L.L.P., counsel for the Loan Parties, in form and substance satisfactory to the Bank, dated as of the Closing Date;

16.	The Payoff Letter from Existing Lender, and such UCC-3 Termination Statements and other Lien releases as Bank shall require, duly executed by Existing Lender;

17.	Final credit approval by Bank, in its sole and absolute discretion; and

18.	Such other documents, instruments and agreements as Bank may reasonably request in connection with the transactions contemplated hereunder or to perfect or protect the Liens granted to Bank.

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